EXHIBIT 2.1



                          AGREEMENT AND PLAN OF MERGER


                                  by and among


                             SEACOR HOLDINGS, INC.,


                            SEACOR ENTERPRISES, INC.


                                       and


                            McCALL ENTERPRISES, INC.


                            Dated as of May 31, 1996


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                                TABLE OF CONTENTS


                                                                       Page

     ARTICLE 1.
     DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
          Section 1.1.   Definitions . . . . . . . . . . . . . . . . .    1

     ARTICLE 2.
     THE CLOSING; THE MERGER; EFFECTS OF THE MERGER  . . . . . . . . .   10
          Section 2.1.   Closing . . . . . . . . . . . . . . . . . . .   10
          Section 2.2.   The Merger  . . . . . . . . . . . . . . . . .   11
          Section 2.3    Effects of the Merger; Certificate and By-
                            laws; Directors and Officers . . . . . . .   11

     ARTICLE 3.
     MERGER CONSIDERATION; CONVERSION OF SHARES  . . . . . . . . . . .   11
          Section 3.1.   Conversion of Shares  . . . . . . . . . . . .   11
          Section 3.2.   Exchange of Stock Certificates; Record Date .   13
          Section 3.3.   No Further Rights in McCall Capital Stock . .   13
          Section 3.4.   Determination of Final Adjusted Net Assets. .   14
          Section 3.5.   Registration Rights Agreement; Restrictive
                            Endorsement  . . . . . . . . . . . . . . .   15

     ARTICLE 4.
     REPRESENTATIONS AND WARRANTIES OF MCCALL  . . . . . . . . . . . .   15
          Section 4.1.   Organization and Citizenship  . . . . . . . .   15
          Section 4.2.   Affiliated Entities . . . . . . . . . . . . .   16
          Section 4.3.   Capitalization  . . . . . . . . . . . . . . .   16
          Section 4.4.   Authority; Enforceable Agreement  . . . . . .   17
          Section 4.5.   No Conflicts or Consents  . . . . . . . . . .   17
          Section 4.6.   Corporate Documents . . . . . . . . . . . . .   18
          Section 4.7.   Financial Statements; Liabilities . . . . . .   18
          Section 4.8.   Accounts Receivable . . . . . . . . . . . . .   19
          Section 4.9.   Absence of Certain Changes or Events  . . . .   19
          Section 4.10.  Contracts . . . . . . . . . . . . . . . . . .   21
          Section 4.11.  Properties and Leases other than Vessels  . .   22
          Section 4.12.  Condition of McCall's Assets Other than
                            Vessels. . . . . . . . . . . . . . . . . .   23
          Section 4.13.  Vessels . . . . . . . . . . . . . . . . . . .   24
          Section 4.14.  Accounting Matters  . . . . . . . . . . . . .   25
          Section 4.15.  Suppliers and Customers . . . . . . . . . . .   25





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                                                                       Page
                                                                       ----

          Section 4.16.  Employee  . . . . . . . . . . . . . . . . . .   25
          Section 4.17.  Employee Benefit Plans  . . . . . . . . . . .   26
          Section 4.18.  Tax Matters . . . . . . . . . . . . . . . . .   29
          Section 4.19.  Litigation  . . . . . . . . . . . . . . . . .   32
          Section 4.20.  Insurance . . . . . . . . . . . . . . . . . .   32
          Section 4.21.  Environmental Compliance  . . . . . . . . . .   32
          Section 4.22.  Compliance With Law; Permits  . . . . . . . .   33
          Section 4.23.  Interests in Clients, Suppliers, Etc. . . . .   34
          Section 4.24.  Transactions With Related Parties . . . . . .   34
          Section 4.25.  Broker's and Finder's Fee . . . . . . . . . .   35
          Section 4.26.  Disclosure  . . . . . . . . . . . . . . . . .   35
          Section 4.27.  Intellectual Property . . . . . . . . . . . .   35

     ARTICLE 5.
     REPRESENTATIONS AND WARRANTIES OF SEACOR AND SUB  . . . . . . . .   36
          Section 5.1.   Organization and Citizenship  . . . . . . . .   36
          Section 5.2.   Capitalization  . . . . . . . . . . . . . . .   36
          Section 5.3.   Authority; Enforceable Agreements . . . . . .   37
          Section 5.4.   No Conflicts or Consents  . . . . . . . . . .   37
          Section 5.5.   Corporate Documents . . . . . . . . . . . . .   38
          Section 5.6.   SEC Documents; Financial Statements;
                            Liabilities  . . . . . . . . . . . . . . .   38
          Section 5.7.   Absence of Certain Changes or Events  . . . .   39
          Section 5.8.   Contracts . . . . . . . . . . . . . . . . . .   40
          Section 5.9.   Litigation  . . . . . . . . . . . . . . . . .   40
          Section 5.10.  Legality of SEACOR Common Stock . . . . . . .   40
          Section 5.11.  Broker's and Finder's Fee . . . . . . . . . .   40

     ARTICLE 6.
     PRE-CLOSING COVENANTS . . . . . . . . . . . . . . . . . . . . . .   41
          Section 6.1.   Hart-Scott-Rodino; Cooperation and Best
                            Efforts  . . . . . . . . . . . . . . . . .   41
          Section 6.2.   Conduct of Business By Both Parties Prior to
                            the Closing Date . . . . . . . . . . . . .   41
          Section 6.3.   Conduct of Business By McCall Prior to the
                            Closing Date . . . . . . . . . . . . . . .   42
          Section 6.4.   Press Releases  . . . . . . . . . . . . . . .   44
          Section 6.5.   Cooperation . . . . . . . . . . . . . . . . .   44
          Section 6.6.   Access to Information and Confidentiality . .   44
          Section 6.7.   Consultation and Reporting  . . . . . . . . .   45
          Section 6.8.   Update Schedules  . . . . . . . . . . . . . .   46
          Section 6.9.   Notification  . . . . . . . . . . . . . . . .   46







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                                                                       Page
                                                                       ----
     ARTICLE 7.
     CLOSING CONDITION . . . . . . . . . . . . . . . . . . . . . . . .   46
          Section 7.1.   Condition Applicable to All Parties . . . . .   46
          Section 7.2.   Conditions to SEACOR's Obligations  . . . . .   46
          Section 7.3.   Conditions to McCall's Obligations  . . . . .   48
          Section 7.4.   Waiver of Conditions  . . . . . . . . . . . .   50

     ARTICLE 8.
     POST-CLOSING COVENANTS  . . . . . . . . . . . . . . . . . . . . .   50
          Section 8.1.   Indemnification of Directors and Officers of
                            McCall . . . . . . . . . . . . . . . . . .   50
          Section 8.2.   Publication of Post-Merger Results  . . . . .   51
          Section 8.3.   Employee Benefits . . . . . . . . . . . . . .   51

     ARTICLE 9.
     TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
          Section 9.1.   Termination . . . . . . . . . . . . . . . . .   51
          Section 9.2.   Effect of Termination . . . . . . . . . . . .   52

     ARTICLE 10.
     MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . .   53
          Section 10.1.  Notices . . . . . . . . . . . . . . . . . . .   53
          Section 10.2.  Governing Law . . . . . . . . . . . . . . . .   54
          Section 10.3.  Counterparts  . . . . . . . . . . . . . . . .   54
          Section 10.4.  Interpretation  . . . . . . . . . . . . . . .   54
          Section 10.5.  Entire Agreement; Severability  . . . . . . .   54
          Section 10.6.  Amendment and Modification  . . . . . . . . .   55
          Section 10.7.  Extension; Waiver . . . . . . . . . . . . . .   55
          Section 10.8.  Binding Effect; Benefits  . . . . . . . . . .   55
          Section 10.9.  Assignability . . . . . . . . . . . . . . . .   55
          Section 10.10. Expenses  . . . . . . . . . . . . . . . . . .   55
          Section 10.11. Gender and Certain Definitions  . . . . . . .   55





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                             EXHIBITS AND SCHEDULES


                                    EXHIBITS

     Exhibit A . . . . . . . . . . .    Vessels
     Exhibit B . . . . . . . . . . .    Certificate of Merger
     Exhibit C . . . . . . . . . . .    Form of Letter of Transmittal
     Exhibit D . . . . . . . . . . .    Investment and Registration Rights
                                        Agreement
     Exhibit E . . . . . . . . . . .    Opinion of McCall's Counsel
     Exhibit F . . . . . . . . . . .    Indemnification Agreement
     Exhibit G . . . . . . . . . . .    Escrow Agreement
     Exhibit H . . . . . . . . . . .    Form of Letter of Employment with
                                        Norman F. McCall
     Exhibit I . . . . . . . . . . .    Opinion of SEACOR's Counsel

                                  SCHEDULES(1)

     Schedule 3.5(a) . . . . . . . .    McCall Stockholders
     Schedule 4.2(a) . . . . . . . .    McCall Group
     Schedule 4.2(b) . . . . . . . .    Rights to Acquire Securities
     Schedule 4.5(a) . . . . . . . .    Certain Conflicts
     Schedule 4.5(b) . . . . . . . .    Consents/Approval Required
     Schedule 4.7  . . . . . . . . .    Disclosed Liabilities
     Schedule 4.8  . . . . . . . . .    Accounts Receivable
     Schedule 4.9  . . . . . . . . .    Certain Changes
     Schedule 4.10(a)  . . . . . . .    Certain Contracts
     Schedule 4.10(b)  . . . . . . .    Material Contracts
     Schedule 4.11(a)  . . . . . . .    Encumbrances on Property
     Schedule 4.11(c)  . . . . . . .    Above Market Rate Leases
     Schedule 4.11(d)  . . . . . . .    Real Property and Leases
     Schedule 4.13(a)  . . . . . . .    Vessels and Liens on Vessels
     Schedule 4.13(b)  . . . . . . .    Leased Vessels
     Schedule 4.13(c)  . . . . . . .    Leases/Charters of Vessels between
                                        Members of the McCall Group
     Schedule 4.13(d)  . . . . . . .    Certain Defects with Vessels
     Schedule 4.15 . . . . . . . . .    Suppliers and Customers
     Schedule 4.16(a)  . . . . . . .    Certain Employees
     Schedule 4.17(a)  . . . . . . .    Employee Plans
     Schedule 4.17(b)  . . . . . . .    Employee Benefit Arrangements


________________
          (1) All the above Schedules relate to the McCall Group unless otherwise indicated.







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     Schedule 4.17(c)  . . . . . . .    Modifications to Employee Benefit
                                        Plans and Arrangements
     Schedule 4.17(j)  . . . . . . .    Litigation Re Employee Plan or
                                        Benefit Arrangements
     Schedule 4.17(k)  . . . . . . .    Certain Employees with Rights to
                                        Certain Entitlements
     Schedule 4.17(l)  . . . . . . .    Benefits to Non-employee
                                        Stockholders and Directors
     Schedule 4.18(d)  . . . . . . .    Material Tax Elections
     Schedule 4.18(f)  . . . . . . .    Returns Filed in State and Foreign
                                        Jurisdictions
     Schedule 4.19 . . . . . . . . .    Litigation
     Schedule 4.20(a)  . . . . . . .    Insurance Policies
     Schedule 4.20(b)  . . . . . . .    Protection or Indemnity Clubs
     Schedule 4.21(a)  . . . . . . .    Noncompliance with Environmental
                                        Laws
     Schedule 4.21(b)  . . . . . . .    Environmental Administrative or
                                        Judicial Proceedings
     Schedule 4.21(c)  . . . . . . .    Above Ground and Underground Tanks
     Schedule 4.21(d)  . . . . . . .    Hazardous Materials
     Schedule 4.23 . . . . . . . . .    Officers'/Directors' Relationships
                                        with Competitors of the McCall
                                        Group
     Schedule 4.24(a)  . . . . . . .    Interested Officers'/Directors'
                                        Transactions
     Schedule 4.24(b)  . . . . . . .    Claims of Certain Officers and
                                        Directors
     Schedule 4.27 . . . . . . . . .    Intellectual Property
     Schedule 5.8  . . . . . . . . .    Material Contracts of SEACOR
     Schedule 5.9  . . . . . . . . .    Litigation Involving SEACOR
     Schedule 6.3(d) . . . . . . . .    Disposed of/Sold Vessels
     Schedule 6.3(e) . . . . . . . .    Indebtedness
     Schedule 6.3(f) . . . . . . . .    New Capital Expenditures



     NYFS11...:\93\73293\0011\1196\EDG6046N.240

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                          AGREEMENT AND PLAN OF MERGER


          AGREEMENT AND PLAN OF MERGER dated as of May 31, 1996, by and among SEACOR Holdings, Inc., a Delaware corporation ("SEACOR"), SEACOR Enterprises, Inc., a Louisiana corporation and a direct, wholly-owned subsidiary of SEACOR ("Sub"), and McCall Enterprises, Inc., a Louisiana corporation ("McCall").


                              W I T N E S S E T H:
                              -------------------
          WHEREAS, the respective Boards of Directors of SEACOR, Sub and McCall have determined that it is desirable and in the best interests of the parties to this Agreement and their respective stockholders to provide for the merger of Sub into McCall (the "Merger"), with the result that McCall shall become a wholly-owned subsidiary of SEACOR pursuant to the terms and subject to conditions hereof;

          WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations thereunder;

          NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties agree as follows:

                                   ARTICLE 1.
                                   DEFINITIONS

          Section 1.1.   Definitions.  As used in this Agreement, the
                         -----------
     following terms when capitalized have the meanings indicated:

          "Adjusted Net Assets" shall mean an amount equal to the consolidated assets, other than Vessel Assets, of McCall and its subsidiaries (including, but not limited to, cash and cash equivalents, marketable securities, deposits, accounts receivable and prepaid expenses) determined in accordance with GAAP (except as provided in the provisos to this definition) reduced by the following:
     (i) the book value of all personal property (including, without limitation, vehicles, office equipment and furniture) and improvements; (ii) appropriate reserves under GAAP; (iii) investments in any of the Companies or SEAMAC LLC; and (iv) all liabilities (including notes payable to current stockholders of McCall) as determined in accordance with GAAP other than deferred taxes related to Vessel Assets; provided,
                       --------
     however, that (a) for purposes of calculating Adjusted Net Assets,
     -------
     assets and liabilities with respect to the construction or commitment for construction of five crew boats (Hull Nos. 411, 413, 414, 416 and
     417) with Gulfcraft Shipyard shall not be taken into account, (b) for the purpose of calculating Adjusted Net Assets, McCall shall be deemed to have an interest in the assets and liabilities of each of its subsidiaries that is not wholly-owned equal to the product of McCall's percentage ownership of the common stock of such subsidiary and the amount of such subsidiary's assets and liabilities, (c) Adjusted Net Assets shall be increased by the expenses of any drydockings of McCall Vessels incurred by McCall or its subsidiaries between the date hereof and the Closing (but not the expenses of moving the vessels to the dock) and (d) Adjusted Net Assets shall be calculated on the assumption that any member of the McCall Group that currently accounts on a cash basis converted to accounting on an accrual basis (and any Tax liability currently payable as a result of such conversion shall be taken into account) and, provided further, in the event that, prior
                                 -------- -------
     to the Closing, any of the McCall Vessels is sold or is subject to a total loss or constructive total loss, the amount of Adjusted Net Assets shall be (1) increased by the amount, if any, by which the proceeds from such sale or the proceeds (including any amount recoverable from insurance or other sources) from such loss (the "Disposition Proceeds") exceed the value for such vessel set forth on Exhibit A hereto, and (2) decreased by the amount, if any, by which the value for such vessel set forth on Exhibit A hereto exceeds the Disposition Proceeds.

          "Affiliate" shall have the meaning ascribed to such term by Rule 12b-2 promulgated under the Exchange Act.

          "Agreement" shall mean this Agreement and Plan of Merger, including the Schedules and Exhibits hereto, all as amended or otherwise modified from time to time.

          "Arbitrator" shall have the meaning ascribed to such term in
     Section 3.4(b).

          "Average Market Price" shall mean $35.142, which represents the average of the daily closing sale price per share of SEACOR Common Stock on the NASDAQ Stock Market for the 60 consecutive calendar days that ended on April 16, 1996, the second trading day prior to the date of signing of a letter of intent with respect to the transactions contemplated hereby.


          "Benefit Arrangement" means any employment, severance or similar contract, or any other contract, plan, policy or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangement), health or medical benefits, disability benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), other than the Employee Plans, that (A) is maintained, administered or contributed to by the employer or the employer has any obligation or liability (contingent or otherwise) and (B) covers any employee or former employee or director of the employer.

          "Business Day" shall mean a day other than a Saturday, a Sunday or a day on which national banks or the NASDAQ Stock Market is closed.

          "Certificate of Merger" shall have the meaning ascribed to such term in Section 2.1(b).

          "Closing" shall have the meaning ascribed to such term in Section 2.1(a).

          "Closing Balance Sheet" shall have the meaning ascribed to such term in Section 3.4(a).

          "Closing Date" shall have the meaning ascribed to such term in
     Section 2.1(a).

          "Code" shall have the meaning ascribed to such term in the premises to this Agreement.

          "Common Merger Consideration" shall have the meaning ascribed to such term in Section 3.1(a).

          "Companies" shall mean McCall, McCall's Boat Rentals, Inc., Gulf Marine Transportation, Inc., Carroll McCall, Inc., McCall Marine Services, Inc., Cameron Boat Rentals, Inc., Gladys McCall, Inc., Cameron Crews, Inc., Philip Alan McCall, Inc., N.F. McCall Crews, Inc., McCall Crewboats, L.L.C. and McCall Support Vessels, Inc.

          "Contract" means any contract, charter, agreement, lease, indenture, note, bond, instrument, lien, conditional sales contract, mortgage, license, franchise, insurance policy, commitment or other binding understanding or arrangement, whether written or oral.

          "DOJ" shall have the meaning ascribed to such term in Section
     6.1(a).

          "Effective Date" shall have the meaning ascribed to such term in
     Section 2.1(b).

          "Effective Time" shall have the meaning ascribed to such term in
     Section 2.1(b).

          "Employee Plan" means an employee benefit plan or arrangement as defined in Section 3(3) of ERISA, that is maintained, administered or contributed to by the employer or the employer has any obligation or liability (contingent or otherwise) and covers any employee or former employee of the employer.

          "Environmental Laws" means all federal, state, local and foreign laws, common law duties, ordinances, codes, regulations and other legally binding obligations relating to pollution, the protection of the environment, human health and safety or natural resources, including, without limitation, all such laws governing the operation of business, each McCall Vessel, the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of Hazardous Substances or wastes and all such laws imposing record-keeping, maintenance, testing, inspection, notification and reporting requirements with respect to Hazardous Substances.

          "Environmental Permits" shall have the meaning ascribed to such term in Section 4.21(a).

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the applicable regulations promulgated thereunder.

          "Escrow Agreement" shall have the meaning ascribed to such term in Section 7.2(j).

          "Estimated Adjusted Net Assets" shall mean $6,015,703.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Final Adjusted Net Assets" shall have the meaning ascribed to such term in Section 3.4(b).

          "Fractional Payment" shall have the meaning ascribed to such term in Section 3.1(d).

          "FTC" shall have the meaning ascribed to such term in Section
     6.1(a).

          "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

          "Hazardous Substances" means any and all wastes, materials or substances defined, regulated or classified as "hazardous substances," "hazardous wastes," "hazardous constituents" or words of similar meaning in (i) the Comprehensive Environmental Response, Compensation
     and Liability Act of 1980, 42 U.S.C. Sections 9601 et seq., as amended by
                                                        -- ---
     the Superfund Amendments and Reauthorization Act of 1986, and any amendments thereto and regulations thereunder; (ii) the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901 et seq., as
                                                                    -- ---
     amended by the Hazardous and Solid Waste Amendments of 1984, and
     any amendments thereto and regulations thereunder; (iii) the Oil
     Pollution Act of 1990, 33 U.S.C. Sections 2701 et seq., and any amendments
                                                    -- ---
     thereto and regulations thereunder; or (iv) any other Environmental
     Law.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "HSR Reports" shall mean the premerger notification and report form to be filed under the HSR Act.

          "Indemnification Agreement" shall have the meaning ascribed to such term in Section 7.2(j).


          "Indemnified Person" shall have the meaning ascribed to such term in Section 8.1(a).

          "Intellectual Property Right" means any trademark, service mark, trade name, patent, trade secret, copyright, know-how or other type of intellectual property right (including any registrations or applications for registration of any of the foregoing).

          "Investment and Registration Rights Agreement" shall have the meaning ascribed to such term in Section 3.5(a).

          "IRS" shall have the meaning ascribed to such term in Section
     4.17(a).

          "Knowledge of McCall" shall mean the actual knowledge of Norman
     F. McCall, Joyce C. McCall, Joseph N. McCall, William Johnston, or Stephanie Richard without any obligation to conduct any inquiry outside the ordinary course of business.

          "Knowledge of SEACOR" shall mean the actual knowledge of Charles Fabrikant, Randall Blank or Milton R. Rose (all being executive officers of SEACOR) without any obligation to conduct any inquiry outside the ordinary course of business.

          "LBCL" shall mean the Business Corporation Law of the State of Louisiana, as amended.

          "Letter of Employment" shall have the meaning ascribed to such term in Section 7.2(k).

          "Liens" shall mean pledges, liens, encumbrances, rights in rem, defects, leases, licenses, equities, conditional sales contracts, charges, claims, encumbrances, security interests, easements, restrictions, chattel mortgages, mortgages or deeds of trust, of any kind or nature whatsoever.

          "Material Adverse Effect" shall mean, with respect to any party, a material adverse effect on the financial condition, results of operations, business or prospects of such party.

          "Material Contract" shall have the meaning ascribed to such term in Section 5.8.

          "McCall Audited Financial Statements" shall mean the audited combined balance sheet and related combined statements of income, stockholders' equity and cash flows, and the related notes thereto, of the Companies as of and for the years ended December 31, 1994 and 1995.

          "McCall Capital Stock" shall mean the McCall Common Stock and the McCall Preferred Stock, collectively.

          "McCall Common Stock" shall mean shares of common stock, $1,000 par value per share, of McCall.

          "McCall Financial Statements" shall mean the McCall Audited Financial Statements and the McCall Interim Financial Statements, collectively.

          "McCall Group" shall mean McCall, McCall's Boat Rentals, Inc., Gulf Marine Transportation, Inc., Phillip A. McCall, Inc., Carroll McCall, Inc., McCall Marine Services, Inc., Cameron Boat Rentals, Inc. and Cameron Crews, Inc.

          "McCall Interim Financial Statements" shall mean the unaudited combined balance sheet, and the related unaudited combined statements of income and cash flows, of the Companies as of and for the three-month period ended March 31, 1996.

          "McCall Latest Balance Sheet" shall mean the combined balance sheet of the Companies included in the McCall Interim Financial Statements.

          "McCall Preferred Stock" shall mean shares of preferred stock, $1,000 par value per share, of McCall.

          "McCall Representative" shall mean Norman F. McCall, who has been appointed by the Board of Directors of McCall and by the unanimous written consent of the McCall Stockholders as their representative for purposes of Section 3.4 hereof or any successor as McCall
     Representative appointed in accordance with the terms of the Indemnification Agreement.

          "McCall Stockholders" shall have the meaning ascribed to such term in Section 3.5(a).

          "McCall Vessels" shall have the meaning ascribed to such term in
     Section 4.13.

          "Merger" shall have the meaning ascribed to such term in the premises to this Agreement.

          "Merger Consideration" shall have the meaning ascribed to such term in Section 3.1(a).

          "Multiemployer Plan" means a plan or arrangement as defined in
     Section 4001(a)(3) and 3(37) of ERISA.

          "Permitted Liens" shall mean any mechanic's, worker's, materialmen's, maritime or other liens arising as a matter of law in the ordinary course of business consistent with past practice.

          "Person" shall mean an individual, firm, corporation, general or limited partnership, limited liability company, limited liability partnership, joint venture, trust, governmental authority or body, association, unincorporated organization or other entity.

          "Pre-Closing Periods" shall mean all tax periods ending at or before the Effective Time and, with respect to any tax period that includes but does not end at the Effective Time, the portion of such period that ends at and includes the Effective Time.

          "Preferred Merger Consideration" shall have the meaning ascribed to such term in Section 3.1(a).

          "Registration Statement" shall mean the registration statement on Form S-3 to be filed by SEACOR with the SEC for the purpose, among other things, of registering the SEACOR Common Stock which will be issued to the holders of McCall Capital Stock following consummation of the Merger.

          "Returns" shall mean all returns, reports, estimates, declarations, information return, statement or other similar documents relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "SEACOR Affiliated Group" shall mean SEACOR, Sub and the other subsidiaries of SEACOR.

          "SEACOR Audited Financial Statements" shall mean the audited consolidated balance sheets, and the related consolidated statements of earnings, stockholders' equity and cash flows, and the related notes thereto, of SEACOR and its subsidiaries as of and for the years ended December 31, 1994 and 1995.

          "SEACOR Common Stock" shall mean shares of common stock, $.01 par value per share, of SEACOR.

          "SEACOR Financial Statements" shall mean the SEACOR Audited Financial Statements and the SEACOR Interim Financial Statements.

          "SEACOR Interim Financial Statements" shall mean the unaudited consolidated balance sheet, and the related consolidated unaudited statements of earnings and cash flows, of SEACOR and its subsidiaries as of and for the three month period ended March 31, 1996.

          "SEACOR Latest Balance Sheet" shall mean the consolidated balance sheet included in the SEACOR Interim Financial Statements.

          "SEACOR SEC Documents" shall have the meaning ascribed to such term in Section 5.6(a).

          "SEC" shall mean the Securities and Exchange Commission of the United States.

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Surviving Corporation" shall mean McCall following the Effective
     Time.

          "Taxes" means all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and any interest or penalties imposed with respect to the filing, obligation to file or failure to file any Return, and shall include any transferee liability in respect of Taxes.

          "Termination Date" shall have the meaning ascribed to such term in Section 9.1(c).

          "Total Merger Consideration" shall have the meaning ascribed to such term in Section 3.1(a).

          "Undisclosed Liabilities" shall have the meaning ascribed to such term in Section 4.7.

          "Vessel Assets" shall mean (i) the 40 vessels listed on Exhibit A hereto, all spare parts, stores and supplies, fuel and lubes (whether onboard or ashore), and all investments by McCall in the Companies,
     (ii) the proceeds of the sale of any such vessel sold by McCall between the date hereof and the Closing Date and (iii) the proceeds (including any amount recoverable from insurance or other sources) from total loss, nontotal loss or constructive loss of any such vessel between the date hereof and the Closing Date.

                                   ARTICLE 2.
                 THE CLOSING; THE MERGER; EFFECTS OF THE MERGER

          Section 2.1.   Closing.  (a)  The closing of the transactions
                         -------
     contemplated herein (the "Closing") will take place, assuming satisfaction or waiver of each of the conditions set forth in Article 7 hereof, at the offices of Stockwell, Sievert, Viccellio, Clements & Shaddock at 1 Lakeside Plaza, 4th Floor, Lake Charles, Louisiana, at 10:00 A.M. (Louisiana Time) on a date to be mutually agreed upon between the parties, which shall be no later than the third Business Day after satisfaction of the latest to occur of the conditions set forth in Article 7 (or waiver thereof by the party entitled to waive the same), or if no date has been agreed to, on any date specified by one party to the others upon five days' notice following satisfaction (or waiver) of such conditions (the date of the Closing being referred to herein as the "Closing Date").

               (b) At the Closing, the parties shall (i) deliver the documents, certificates and opinions required to be delivered by
     Article 7 hereof, (ii) provide proof or indication of the satisfaction or waiver of each of the conditions set forth in Article 7 hereof,
     (iii) cause the appropriate officers of McCall to execute and deliver the Certificate of Merger (the "Certificate of Merger") in substantially the form attached hereto as Exhibit B and (iv) consummate the Merger by causing to be filed the properly executed Certificate of Merger with the Secretary of State of the State of Louisiana in accordance with the provisions of the LBCL. The Merger shall be effective upon the filing of the Certificate of Merger with the Secretary of State of Louisiana (such date and time being hereinafter referred to respectively as the "Effective Date" and the "Effective Time").

          Section 2.2.   The Merger.  Subject to the terms and conditions
                         ----------
     of this Agreement, Sub shall be merged with and into McCall at the Effective Time. Following the Merger, Sub shall cease to exist and McCall shall be the Surviving Corporation and shall succeed to and assume all the rights and obligations of Sub in accordance with the LBCL.


          Section 2.3    Effects of the Merger; Certificate and By-laws;
                         -----------------------------------------------
     Directors and Officers.  (a) The Merger shall have the effects
     ----------------------
     specified in Section 115 of the LBCL.

               (b) The Certificate of Incorporation of McCall, as amended and restated and attached to the Certificate of Merger, shall be the Certificate of Incorporation of the Surviving Corporation thereafter unless and until amended in accordance with its terms and as provided by law.

               (c) The By-laws of Sub as in effect at the Effective Time shall be the By-laws of the Surviving Corporation thereafter unless and until amended in accordance with its terms, the terms of the Certificate of Incorporation of the Surviving Corporation and as provided by law.

               (d) The directors and officers of Sub at the Effective Time shall be the directors and officers of the Surviving Corporation thereafter, each to hold a directorship or office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation until their respective successors are duly elected and qualified.

                                   ARTICLE 3.
                   MERGER CONSIDERATION; CONVERSION OF SHARES

          Section 3.1.   Conversion of Shares.  (a)  At the Effective Time,
                         --------------------
     by virtue of the Merger and without any further action on the part of SEACOR, Sub, McCall, the Surviving Corporation or any of the respective stockholders thereof: (i) each share of common stock of Sub issued and outstanding at the Effective Time shall be converted into one share of the common stock, no par value per share, of the Surviving Corporation; (ii) each issued share of McCall Capital Stock that is held in treasury by McCall or held by any subsidiary of McCall shall be cancelled and no capital stock of SEACOR or other consideration shall be delivered in exchange therefor; (iii) each share of McCall Preferred Stock issued and outstanding at the Effective Time shall be converted into the right to receive, and shall be exchanged for, 28.456 shares of SEACOR Common Stock (the "Preferred Merger Consideration") and (iv) each share of McCall Common Stock issued and outstanding at the Effective Time shall be converted into the right to receive, and shall be exchanged for, such number of fully paid and nonassessable shares of SEACOR Common Stock as shall be equal to the quotient obtained by dividing (A) the Total Merger Consideration (as hereinafter defined) minus the product of the Preferred Merger Consideration and the number of shares of McCall Preferred Stock outstanding at the Effective Time by (B) 630, which is
                                                       --
     represented by McCall to be the number of shares of McCall Common Stock outstanding on the date hereof (the "Common Merger Consideration" and, together with the Preferred Merger Consideration, the "Merger Consideration"). For purposes hereof, the "Total Merger Consideration" shall mean a number of shares of SEACOR Common Stock equal to the quotient obtained by dividing (1) the sum of $37,940,087 plus the amount, if any, by which the Final Adjusted Net Assets exceeds the Estimated Adjusted Net Assets or less the amount, if any, by which the Estimated Adjusted Net Assets exceeds the Final Adjusted Net Assets, by (2) the Average Market Price.
                 --
               (b) Upon conversion of the shares of McCall Preferred Stock into the right to receive the Preferred Merger Consideration in the manner described in paragraph 3.1(a)(iii), each record holder of issued and outstanding McCall Preferred Stock immediately prior to the Effective Time shall have the right to receive a certificate representing such whole number of shares of SEACOR Common Stock equal to the product of (A) the Preferred Merger Consideration and (B) the number of issued and outstanding shares of McCall Preferred Stock of which such Person is the record holder immediately prior to the Effective Time.

               (c) Upon conversion of the shares of McCall Common Stock into the right to receive the Common Merger Consideration in the manner described in paragraph 3.1(a)(iv), each record holder of issued and outstanding McCall Common Stock immediately prior to the Effective Time shall have the right to receive a certificate representing such whole number of shares of SEACOR Common Stock equal to the product of
     (A) the Common Merger Consideration and (B) the number of issued and outstanding shares of McCall Common Stock of which such Person is the record holder immediately prior to the Effective Time.

               (d) In lieu of the issuance of fractional shares of SEACOR Common Stock, each holder of record of issued and outstanding shares of McCall Capital Stock as of the Effective Time shall be entitled to receive a cash payment (without interest) (each a "Fractional Payment" and, collectively, the "Fractional Payments") equal to the fair market value of a fraction of a share of SEACOR Common Stock to which such holder would be entitled to but for this provision. For purposes of calculating such cash payment, the fair market value of a fraction of a share of SEACOR Common Stock shall be such fraction multiplied by the Average Market Price.

          Section 3.2.   Exchange of Stock Certificates; Record Date.  (a)
                         -------------------------------------------
     On or after the Effective Date, each holder of record of a certificate or certificates that immediately prior to the Effective Time represented issued and outstanding shares of McCall Capital Stock whose shares were converted into the Merger Consideration and, where applicable, a right to Fractional Payments pursuant to Section 3.1 shall surrender such certificates for cancellation to SEACOR, together with a letter of transmittal in the form of Exhibit C hereto, duly executed. Such letter of transmittal shall require each former record holder of a certificate or certificates that represented McCall Capital Stock to specify whether such person is a citizen of the United States, within the meaning of Section 2 of the Shipping Act, 1916, as amended, and as required by the Merchant Marine Act of 1936, as amended, and the Merchant Marine Act of 1920, as amended, and the regulations thereunder. In exchange therefor, SEACOR shall issue pursuant to Section 3.2(b) to each such holder who has appropriately confirmed that he is a United States citizen a "United States Citizen" certificate, and to each other holder, a "Non-Citizen" certificate, representing in each case the number of whole shares of SEACOR Common Stock that such holder has the right to receive pursuant to the provisions of Section 3.1(b) and 3.1(c), and pay such holder any cash payment in lieu of any fractional share in accordance with Section 3.1(d), and the certificates representing shares of McCall Common Stock so surrendered shall forthwith be cancelled.

               (b) As soon as practicable after the determination of Final Adjusted Net Assets, SEACOR shall deliver the Merger Consideration and the Fractional Payments required under this Agreement to such Persons who were record owners of the McCall Capital Stock as of the close of business on the Closing Date.

          Section 3.3.   No Further Rights in McCall Capital Stock.  As of
                         -----------------------------------------
     the Effective Time, all shares of McCall Capital Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing shares of McCall Capital Stock as of the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and the Fractional Payments upon surrender of such certificate as provided in Section 3.2.

          Section 3.4.   Determination of Final Adjusted Net Assets.  (a)
                         ------------------------------------------
     Within 60 days after the Closing Date, SEACOR shall prepare in accordance with GAAP and deliver to the McCall Representative, a consolidated closing date balance sheet for McCall and its subsidiaries as of the Closing Date (the "Closing Balance Sheet"), which shall be accompanied by a computation of the Adjusted Net Assets based thereon.

               (b) The McCall Representative shall have a period of 15 days to review the Closing Balance Sheet and the accompanying calcu-lation of the Adjusted Net Assets following delivery thereof by SEACOR. During such period, SEACOR shall afford the McCall Representative access to any of its books, records and work papers necessary to enable the McCall Representative to review the Closing Balance Sheet and the accompanying calculation of the Adjusted Net Assets. The McCall Representative may dispute any amounts reflected in the Adjusted Net Assets by giving notice in writing to SEACOR specifying each of the disputed items and setting forth in reasonable detail the basis for such dispute. Failure by the McCall Representative to dispute the amounts reflected in the Adjusted Net Assets within 15 days of delivery of the Closing Balance Sheet by SEACOR shall be deemed an acceptance thereof by the McCall Representative. If, within 30 days after delivery by the McCall Representative to SEACOR of any notice of dispute in accordance with this Section 3.4(b), the McCall Representative and SEACOR are unable to resolve all of such disputed items, then any remaining items in dispute shall be submitted to an independent nationally recognized accounting firm selected in writing by SEACOR and the McCall Representative or, if SEACOR and the McCall Representative fail or refuse to select such a firm within ten Business Days after request therefor by SEACOR or the McCall Representative, such an independent nationally recognized accounting firm shall be selected in accordance with the rules of the American Arbitration Association (the "Arbi-trator"). The Arbitrator shall determine the remaining disputed items and report to SEACOR and the McCall Representative with respect to such items. The Arbitrator's decision shall be final, conclusive and binding on all parties. The fees and disbursements of the Arbitrator shall be borne equally by the McCall Stockholders and SEACOR. The Adjusted Net Assets if undisputed or deemed undisputed or as determined by the mutual agreement of SEACOR and the McCall Representative or by the Arbitrator in accordance with the procedure outlined above shall be the "Final Adjusted Net Assets."

               Section 3.5. Registration Rights Agreement; Restrictive Endorsement. (a) The issuance of the SEACOR Common Stock to the

     McCall Stockholders (as defined below) pursuant to this Agreement will not be registered under the Securities Act, or any state securities laws, in reliance upon certain exemptions from registration contained therein and, therefore, will be subject to restrictions on transfer. Pursuant to the terms and conditions of the Investment and Registration Rights Agreement, in substantially the form attached hereto as Exhibit D (the "Investment and Registration Rights Agreement"), the McCall Stockholders shall have certain rights to require the registration of the resale by the McCall Stockholders of their SEACOR Common Stock. The "McCall Stockholders" are the record and beneficial owners of the numbers of shares of capital stock of McCall as are set forth opposite their respective names on Schedule 3.5(a) hereto.

               (b) Each certificate representing the shares of SEACOR Common Stock to be issued to the McCall Stockholders pursuant to this Agreement shall be stamped with a legend in substantially the following form:

               "The Shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any state securities law, and may not be transferred, sold or otherwise disposed of in the absence of such registration or an exemption therefrom. Such Shares may be transferred only in compliance with the conditions specified in the Investment and Registration Rights Agreement, dated as of May 31, 1995, between the Issuer and the other entities and individuals party thereto, a complete and correct copy of which is available for inspection at the principal office of the Issuer and will be furnished to the Holder hereof upon written request and without charge."

                                   ARTICLE 4.
                    REPRESENTATIONS AND WARRANTIES OF MCCALL

          McCall represents and warrants to SEACOR and Sub as follows:

          Section 4.1.   Organization and Citizenship.  (a)  Each member of
                         ----------------------------
     the McCall Group is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all corporate power and authority to carry on its business as now being conducted and to own, lease and operate its properties. Each member of the McCall Group is duly qualified to do business and is in good standing in each state and foreign jurisdiction in which the character or location of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the McCall Group.

               (b) Each member of the McCall Group and its respective stockholders are and at all times have been citizens of the United States within the meaning of Section 2 of the Shipping Act, 1916, as amended, for the purposes of owning and operating vessels in the U.S. coastwise trade. None of the McCall Stockholders is a "foreign person" within the meaning of Section 1445 of the Code.

          Section 4.2.   Affiliated Entities.  (a)  Schedule 4.2(a) lists
                         -------------------
     each member of the McCall Group. All shares of the outstanding capital stock or equity interests in each member of the McCall Group have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to preemptive rights and, except as set forth in Schedule 4.2(a), are owned by McCall, by another member of the McCall Group or by McCall and another member of the McCall Group, free and clear of all Liens.

               (b) Except as listed on Schedule 4.2(b), McCall does not, directly or indirectly, own of record or beneficially, or have the right or obligation to acquire, any outstanding securities or other interest in any Person.

          Section 4.3.   Capitalization.  (a)  The authorized capital stock
                         --------------
     of McCall consists exclusively of 700 shares of common stock, $1,000 par value per share, of which 630 shares were issued and outstanding and no shares were held in its treasury as of the date hereof, and 3,000 shares of preferred stock, $1,000 par value per share, of which 2,522 shares were outstanding and no shares were held in treasury as of the date hereof. All issued and outstanding shares of capital stock of McCall are validly issued, fully paid, non-assessable and free of preemptive or similar rights. The McCall Stockholders are the record and beneficial owners of such number of shares of capital stock of McCall set forth opposite their respective names on Schedule 3.5(a) which shares represent all of the issued and outstanding shares of capital stock of McCall. There is no existing subscription, option, warrant, call, right, commitment or other agreement to which McCall is a party requiring, and there are no derivative securities of McCall outstanding which upon conversion, exercise or exchange would require, directly or indirectly, the issuance of any additional shares of McCall capital stock or other securities convertible, exchangeable or exercisable into or for shares of McCall capital stock or any other equity security of McCall, and there are no outstanding contractual obligations of McCall to repurchase, redeem or otherwise acquire any outstanding share of McCall capital stock.

          Section 4.4.   Authority; Enforceable Agreement.  (a)  McCall has
                         --------------------------------
     the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by McCall and the consummation by McCall of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of McCall, including the approval of the Merger and this Agreement by its Board of Directors and the McCall Stockholders.

               (b) This Agreement has been duly executed and delivered by McCall and (assuming due execution and delivery by the other parties hereto) constitutes a valid and binding obligation of McCall, enforceable against McCall in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally. The other agreements entered, or to be entered, into by McCall in connection with this Agreement have been, or will be, duly executed and delivered by McCall and (assuming due execution and delivery by the other parties thereto) constitute, or will constitute, valid and binding obligations of McCall, enforceable against McCall in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

          Section 4.5.   No Conflicts or Consents.  (a)  Except as set
                         ------------------------
     forth on Schedule 4.5(a), neither the execution, delivery nor performance of this Agreement by McCall nor the consummation of the transactions contemplated hereby will (i) violate, conflict with, or result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, or accelerate the performance required by, or result in the creation of any adverse claim against any of the properties or assets of any member of the McCall Group under (A) the certificate of incorporation, by-laws or any other organizational documents of any member of the McCall Group, or (B) any note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to which any member of the McCall Group is a party, or by which any member of the McCall Group or any of its assets are bound, or (ii) subject to obtaining clearance under the HSR Act, violate any order, writ, injunction, decree, judgment, statute, rule or regulation of any governmental body to which any member of the McCall Group is subject or by which any member of the McCall Group or any of its assets are bound.

               (b) Except as set forth on Schedule 4.5(b), no consent, approval, order, permit or authorization of, or registration, declaration or filing with, any Person or of any government or any agency or political subdivision thereof is required for the execution, delivery and performance by McCall of this Agreement and the covenants and transactions contemplated hereby or for the execution, delivery and performance by McCall of any other agreements entered, or to be entered, into by McCall in connection with this Agreement, except for
     (i) the filing of the HSR Report by McCall under the HSR Act and the early termination or expiration of all applicable waiting periods thereunder, and (ii) the filing of the Certificate of Merger as provided in Section 2.1(b) hereof.

          Section 4.6.   Corporate Documents.  McCall has delivered to
                         -------------------
     SEACOR true and complete copies of its certificate of incorporation and by-laws, as amended or restated through the date of this Agreement, and the organizational documents governing each member of the McCall Group listed on Schedule 4.2(a). The minute books of each member of the McCall Group contain complete and accurate records of all corporate actions of the equity owners of the various entities and of the boards of directors or other governing bodies, including committees of such boards or governing bodies. The stock transfer records of McCall contain complete and accurate records of all issuances and redemptions of capital stock by McCall.

          Section 4.7.   Financial Statements; Liabilities.  The McCall
                         ---------------------------------
     Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with prior periods and present fairly the financial position of the Companies as at the dates of the balance sheet included therein and the results of operations and cash flows for the periods then ended, except, in the case of the McCall Interim Financial Statements, as permitted by Rule 10-01 of Regulation S-X of the SEC. The McCall Interim Financial Statements reflect all adjustments (consisting only of normal, recurring adjustments) that are necessary for a fair statement of the results for the interim periods presented therein. Except as set forth on Schedule 4.7, no member of the McCall Group has, nor are any of their respective assets subject to, any liability, commitment, debt or obligation (of any kind whatsoever whether absolute or contingent, accrued, fixed, known, unknown, matured or unmatured) ("Undisclosed Liabilities"), except (i) as and to the extent reflected on the McCall Latest Balance Sheet, (ii) as may have been incurred or may have arisen since the date of the McCall Latest Balance Sheet in the ordinary course of business and that are not material individually or in the aggregate or (iii) as permitted by this Agreement.

          Section 4.8.   Accounts Receivable.  All of the accounts
                         -------------------
     receivable reflected on the McCall Latest Balance Sheet or created thereafter have arisen only from bona fide transactions in the ordinary course of business, represent valid obligations owing to McCall or another member of the McCall Group and have been accrued and recorded in accordance with GAAP. Except as set forth on Schedule 4.8, such accounts receivable either have been collected in full or will be collectible in full when due, without any counterclaims, set-offs or other defenses and without provision for any allowance for uncollectible accounts other than such allowance as appears on the McCall Latest Balance Sheet.

          Section 4.9.   Absence of Certain Changes or Events.  Except as
                         ------------------------------------
     set forth on Schedule 4.9 or as contemplated by this Agreement, since the date of the McCall Latest Balance Sheet, each member of the McCall Group has conducted its business only in the ordinary course, and has not:

               (a) amended its certificate of incorporation, by-laws or similar organizational documents;

               (b) incurred any liability or obligation of any nature (whether absolute or contingent, accrued, fixed, known, unknown, matured or unmatured), except in the ordinary course of business;

               (c) suffered or permitted any of its assets to be or remain subject to any lien other than those disclosed on Schedule 4.11(a) or 4.13(a) and that collateralize indebtedness reflected on the McCall Latest Balance Sheet and Liens for Taxes accrued but not yet payable and Permitted Liens;

               (d) merged or consolidated with another Person or acquired or agreed to acquire any Person or sold, leased, transferred or otherwise disposed of any assets except for fair value in the ordinary course of business; provided that no McCall Vessels shall have been disposed of without the consent of SEACOR (which consent shall not be unreasonably withheld);

               (e) made any capital expenditure or commitment therefor, except in the ordinary course of business, provided that any acquisitions of vessels (except those under construction and referred to in the definition of Adjusted Net Assets), or acquisitions of, or improvements to, real property, shall not be considered to be in the ordinary course of business;

               (f) declared or paid any dividend or made any distribution with respect to any of its equity interests, or redeemed, purchased or otherwise acquired any of its equity interests, or issued, sold or granted any equity interests or any option, warrant or other right to purchase or acquire any such interest other than payments within the McCall Group by entities other than McCall as part of its cash management program that may be characterized as dividends or distributions;

               (g) adopted any employee benefit plan or made any change in any existing employee benefit plans or made any bonus or profit sharing distribution or payment of any kind;

               (h) increased indebtedness for borrowed money, or made any loan to any Person, other than through the issuance of standby or performance letters of credit issued in the ordinary course of business;

               (i) made any change affecting any banking, safe deposit or power of attorney arrangements;

               (j) written off as uncollectible any notes or accounts receivable, except for notes or accounts receivable in the ordinary course of business charged to applicable allowances reflected in the McCall Latest Balance Sheet, and none of which individually or in the aggregate is material to the McCall Group;

               (k) entered into or amended any employment, severance or similar agreement or arrangement with any director or employee, or granted any increase in the rate of wages, salaries, bonuses, employee advances or other compensation or benefits of any executive officer or other employee, other than any such increase that is both in the ordinary course of business consistent with past practice and in an amount such that, after giving effect thereto, aggregate employee compensation expense (considered on an annualized basis) does not exceed 105% of the aggregate employee compensation expense for McCall's fiscal year ended December 31, 1995.

               (l) cancelled, waived, released or otherwise compromised any debt, claim or right, except as permitted under clause (j);

               (m) made any change in any method of accounting principle or practice;

               (n) suffered the termination, suspension or revocation of any license or permit necessary for the operation of its business or any of the McCall Vessels;

               (o) entered into any transaction other than on an arm's-length basis;

               (p) suffered any damage, destruction or loss (whether or not covered by insurance) which has had or could reasonably be expected to have a Material Adverse Effect on the McCall Group; or

               (q) agreed, whether or not in writing, to do any of the foregoing.

          Section 4.10.  Contracts.  (a)  Except as set forth on Schedule
                         ---------
     4.10(a), no member of the McCall Group is a party to: (i) any collective bargaining agreement; (ii) any Contract with any employee;
     (iii) any Contract, containing any covenant limiting its freedom to engage in any line of business or to compete with any Person; (iv) any Contract containing an obligation to guarantee or indemnify any other Person; (v) any joint venture, partnership or similar Contract involving a sharing of profits or expenses; (vi) any Contract under which any member of the McCall Group is the licensee or licensor of patents, copyrights, trademarks, applications for any of the foregoing or any other intellectual property rights of any nature; (vii) any Contract between any member of the McCall Group and any of their respective Affiliates (other than other members of the McCall Group);
     (viii) any Contract under which any member of the McCall Group has borrowed any money or issued any note, bond or other evidence of indebtedness for borrowed money or guaranteed indebtedness for money borrowed by others; (ix) any hedge, swap, exchange, futures or similar Contracts; or (x) any Contract that has had or may have a Material Adverse Effect on the McCall Group.

               (b) Schedule 4.10(b) contains a list and brief description (including the names of the parties and the date and nature of the agreement) of each material Contract to which any member of the McCall Group is a party. There is no existing breach by any member of the McCall Group of any of its material Contracts and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a breach. There is not pending nor, to the Knowledge of McCall, threatened, any claim that any member of the McCall Group, has breached any of the terms or conditions of any of its material Contracts and, to the Knowledge of McCall, no other parties to such Contracts have breached any of their terms or conditions. SEACOR has been provided with a complete and accurate copy of each Contract listed on Schedule 4.10(b).

          Section 4.11.  Properties and Leases other than Vessels.  (a)
                         ----------------------------------------
     With respect to assets other than vessels and except for assets disposed of for adequate consideration in the ordinary course of business and which are not material to the operation of its business, a member of the McCall Group has good and valid title to all real property and all other properties and assets accounted for as belonging to a member of the McCall Group reflected in the McCall Latest Balance Sheet free and clear of all Liens, except for (i) Liens that secure indebtedness that is properly reflected in the McCall Latest Balance Sheet; (ii) Liens for Taxes accrued but not yet payable; (iii) Permitted Liens, provided that the obligations collateralized by such Permitted Liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not in the aggregate materially detract from the value or materially interfere with the present use of any such properties or assets or the potential sale of any such properties and assets and (v) capital leases and leases of such properties, if any, to third parties for fair and adequate consideration. Schedule 4.11(a) contains a list of (i) all Liens (other than Permitted Liens and Liens for Taxes accrued but not yet payable) on property other than vessels collateralizing indebtedness on the McCall Latest Balance Sheet, (ii) any guaranty or other credit support arrangement pursuant to which any member of the McCall Group has guaranteed an obligation of any other member of the McCall Group where assets other than vessels are the collateral and (iii) certain items of personal property not owned by any member of the McCall Group. A member of the McCall Group owns, or has valid leasehold interests in, all properties and assets, other than vessels, used in the conduct of its business.

               (b) With respect to each lease of real property and material amount of personal property (other than vessels) to which a member of the McCall Group is a party, (i) such member of the McCall Group has a valid leasehold interest in such real property or personal property; (ii) such lease is in full force and effect in accordance with its terms; (iii) all rents and other monetary amounts that have become due and payable thereunder have been paid in full; (iv) no waiver, indulgence or postponement of the obligations thereunder has been granted by the other party thereto; (v) there exists no material default (or an event that, with notice or lapse of time or both would constitute a material default) under such lease; (vi) such member of the McCall Group has not violated any of the terms or conditions under any such lease; (vii) to the Knowledge of McCall, there has been no
     (A) condition or covenant to be observed or performed by any other party under any such lease that has not been fully observed and performed and (B) in the case of each prime lease concerning demised premises subleased to any member of the McCall Group, condition or covenant to be observed or performed by each party thereto that has not been fully observed and performed and there does not exist any event of default or event, occurrence, condition or act that, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under any such prime lease; and (viii) the transactions described in this Agreement will not constitute a default under or cause for termination or modification of such lease.

               (c) Except as disclosed on Schedule 4.11(c), the rent charged to any member of the McCall Group under any lease (other than with respect to vessels) between any member of the McCall Group and any of its Affiliates (other than another member of the McCall Group) is at or below the market rate and any such lease contains such other terms and conditions that are no less favorable to McCall than would be obtainable in an arms-length transaction with an independent third party lessor.

               (d) Schedule 4.11(d) contains a list of all real property owned by members of the McCall Group and a list of all leases, other than with respect to vessels, to which the members of the McCall Group are parties, which list includes a reasonable description of the location and approximate square footage of each property, whether owned or leased, and the term of each such lease, including all renewal options. Complete and correct copies of each lease has been delivered to SEACOR.

          Section 4.12.  Condition of McCall's Assets Other than Vessels.
                         -----------------------------------------------
     All of the tangible assets of the McCall Group (other than vessels) are currently in good and usable condition, ordinary wear and tear excepted, and are being used in the business of the McCall Group. There are no defects in such assets or other conditions that in the aggregate have or would be reasonably likely to have, a Material Adverse Effect on the McCall Group. Such assets and the other properties being leased by a member of the McCall Group pursuant to the leases described on Schedule 4.11(d), together with the vessels listed on Schedule 4.13(a), constitute all of the operating assets being utilized by the McCall Group in the conduct of its business and such assets are sufficient in quantity and otherwise adequate for the operations of the McCall Group as currently conducted.

          Section 4.13.  Vessels.  (a)  Schedule 4.13(a) hereto sets forth
                         -------
     a list of all vessels owned, leased, chartered or managed by any member of the McCall Group on the date hereof and the name of the nation under which each such vessel is documented and flagged, and indicates any such vessels that are laid up or being held for sale on the date hereof (such vessel, including related spare parts, stores and supplies (other than any such vessels that are managed on the date hereof), being referred to herein as "McCall Vessels"). With respect to the owned McCall Vessels, each member of the McCall Group is the sole owner (except as set forth on Schedule 4.13(a)) of each McCall Vessel owned by it and has good title to each such vessel free and clear of all Liens, except for (i) Liens that collateralize indebtedness that is properly reflected in the McCall Latest Balance Sheet ; (ii) Liens for Taxes accrued but not yet payable; (iii) Permitted Liens, provided that the obligations collateralized by such Permitted Liens are not delinquent or are being contested in good faith and, except with respect to the matters disclosed on Schedule 4.19, in no event shall such contested obligations, individually or in the aggregate, exceed $50,000 in the aggregate. Schedule 4.13(a) contains a list of all Liens (other than Permitted Liens which collateralize obligations that are not delinquent or that are being contested in good faith and, except with respect to the matters disclosed on Schedule 4.19, do not exceed $50,000 in the aggregate) on vessels collateralizing indebtedness on the McCall Latest Balance Sheet and any guaranty or other credit support arrangement pursuant to which any member of the McCall Group has guaranteed an obligation of any other member of the McCall Group where vessels are the collateral.

               (b) With respect to each McCall Vessel that is operated by a member of the McCall Group under lease or charter and except as disclosed on Schedule 4.13(b), (i) such member of the McCall Group has a valid right to charter or a valid leasehold interest in such vessel;
     (ii) such charter agreement or lease is in full force and effect in accordance with its terms; (iii) all rents, charter payments and other monetary amounts that have become due and payable thereunder have been paid in full; (iv) no waiver, indulgence or postponement of the obligations thereunder has been granted by the other party thereto;
     (v) there exists no material default (or an event that, with notice or lapse of time or both would constitute a material default) under such charter agreement or lease; (vi) such member of the McCall Group has not violated any of the terms or conditions under any such charter agreement or lease and, to the Knowledge of McCall, there is no condition or covenant to be observed or performed by any other party under such charter agreement or lease that has not been fully observed or performed; (vii) the transactions described in this Agreement will not constitute a default under or cause for termination or modification of such charter agreement or lease and (viii) to the Knowledge of McCall, there is no unrepaired damage to any equipment that could affect certification or class or be budgeted for repair in the next twelve months.

               (c) Schedule 4.13(c) contains a list of all leases or charters providing for the use by a member of the McCall Group of a McCall Vessel, which list contains a description of the terms of such lease or charter. Complete and correct copies of each lease or charter have been delivered to SEACOR.

               (d) With respect to each McCall Vessel and except as indicated on Schedule 4.13(d), (i) such McCall Vessel is lawfully and duly documented under the flag of the nation listed on Schedule 4.13(a) for such McCall Vessel, (ii) such McCall Vessel is afloat and in satisfactory operating condition for charter, (iii) such McCall Vessel holds in full force and effect all certificates, licenses, permits and rights required for operation in the manner vessels of its kind are being operated in the geographical area in which such McCall Vessel is presently being operated, (iv) to the Knowledge of McCall, no event has occurred and no condition exists that would materially or adversely effect the condition of such McCall Vessel and (v) with respect to any McCall Vessel which is classed, such vessel is in class, free of any recommendations of which any member of the McCall Group has been informed.

          Section 4.14.  Accounting Matters.  To the Knowledge of McCall,
                         ------------------
     no member of the McCall Group nor any of its Affiliates has taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by SEACOR or any of its Affiliates) would prevent SEACOR from accounting for the business combination to be effected by the Merger as a pooling-of-interests.

          Section 4.15.  Suppliers and Customers.  To the Knowledge of
                         -----------------------
     McCall and except as disclosed on Schedule 4.15, (a) no supplier providing products, materials or services to any member of the McCall Group intends to cease selling such products, materials or services to any member of the McCall Group or to limit or reduce such sales to any member of the McCall Group or materially alter the terms or conditions of any such sales and (b) no customer of any member of the McCall Group intends to terminate, limit or reduce its or their business relations with any member of the McCall Group.

          Section 4.16.  Employee Matters.  (a)  Schedule 4.16(a) sets
                         ----------------
     forth the name, title, current annual compensation rate (including bonus and commissions, but separately identifying salary or hourly rate), accrued bonus, accrued sick leave, accrued severance pay and accrued vacation benefits of each officer of each member of the McCall Group, and a list of all employment, consulting, employee confidentiality or similar Contracts to which any member of the McCall Group is a party. Copies of organizational charts, any employee handbook(s), and any reports and/or plans prepared or adopted pursuant to the Equal Employment Opportunity Act of 1972, as amended, have been provided to SEACOR.

               (b) Each of the following is true with respect to each member of the McCall Group:

               (i) each such member is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, and is not engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act, and there is no proceeding pending or, to the Knowledge of McCall, threatened, or, to the Knowledge of McCall, any pending or threatened investigation against it relating to any thereof, and, to the Knowledge of McCall, there is no basis for any such proceeding or investigation;

               (ii) to the Knowledge of McCall, none of the employees of any such member is a member of, or represented by, any labor union and there are no efforts being made to unionize any of such employees; and

               (iii) to the Knowledge of McCall, there are no charges or complaints of, or proceedings involving, discrimination or harassment (including but not limited to discrimination or harassment based upon sex, age, marital status, race, religion, color, creed, national origin, sexual preference, handicap or veteran status) pending or, to the Knowledge of McCall, threatened, nor, to the Knowledge of McCall, is there any pending or threatened investigation, including, but not limited to, investigations before the Equal Employment Opportunity Commission or any federal, state or local agency or court, with respect to any such member.

          Section 4.17.  Employee Benefit Plans.  With respect to each
                         ----------------------
     member of the McCall Group:

               (a) Schedule 4.17(a) lists each Employee Plan that each member of the McCall Group maintains, administers, contributes to, or has any contingent liability with respect to. McCall has provided a true and complete copy of each such Employee Plan, current summary plan description, (and, if applicable, related trust documents) and all amendments thereto and written interpretations thereof together with (i) the three most recent annual reports prepared in connection with each such Employee Plan (Form 5500 including, if applicable, Schedule B thereto); (ii) the most recent actuarial report, if any, and trust reports prepared in connection with each Employee Plan;
     (iii) all material communications received from or sent to the Internal Revenue Service ("IRS") or the Department of Labor within the last two years (including a written description of any material oral communications); (iv) the most recent IRS determination letter with respect to each Employee Plan and the most recent application for a determination letter; (v) all insurance contracts or other funding arrangements; and (vi) the most recent actuarial study of any post-employment life or medical benefits provided, if any.

               (b) Schedule 4.17(b) identifies each Benefit Arrangement that each member of the McCall Group maintains, administers, contributes to, or has any contingent liability with respect to. McCall has furnished to SEACOR copies or descriptions of each Benefit Arrangement and any of the information set forth in Section 4.17(a) applicable to any such Benefit Arrangement. Each Benefit Arrangement has been maintained and administered in substantial compliance with its terms and with the requirements (including reporting requirements) prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement.

               (c) Benefits under any Employee Plan or Benefit Arrangement are as represented in such documents and have not been increased or modified (whether written or not written) subsequent to the dates of such documents. Except as disclosed on Schedule 4.17(c), no member of the McCall Group has communicated to any employee or former employee any intention or commitment to modify any Employee Plan or Benefit Arrangement or to establish or implement any other employee or retiree benefit or compensation arrangement.

               (d) No Employee Plan is (i) a Multiemployer Plan, (ii) a Title IV Plan or (iii) maintained in connection with any trust described in Section 501(c)(9) of the Code. No member of the McCall Group has ever maintained or become obligated to contribute to any employee benefit plan (i) that is subject to Title IV of ERISA, (ii) to which Section 412 of the Code applies, or (iii) that is a Multiemployer Plan. No member of the McCall Group has within the last five years engaged in, or is a successor corporation to an entity that has engaged in, a transaction described in Section 4069 of ERISA.

               (e) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and no event has occurred since such adoption that would adversely affect such qualification and each trust created in connection with each such Employee Plan forming a part thereof is exempt from tax pursuant to
     Section 501(a) of the Code. A favorable determination letter has been issued by the IRS as to the qualification of each such Employee Plan under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code. Except as disclosed on
     Schedule 4.17(e), each Employee Plan has been maintained and administered in compliance with its terms and with the requirements (including reporting requirements) prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

               (f) Full payment has been made of all amounts which any member of the McCall Group is or has been required to have paid as contributions to or benefits due under any Employee Plan or Benefit Arrangement under applicable law or under the terms of any such plan or any arrangement.

               (g) No member of the McCall Group, or any of their respective directors, officers or employees has engaged in any transaction with respect to an Employee Plan that could subject McCall to a tax, penalty or liability for a prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code. None of the assets of any Employee Plan are invested in employer securities or employer real property.

               (h) To the Knowledge of McCall, there are no facts or circumstances that give rise to any liability under Title I of ERISA.

               (i) No member of the McCall Group has any current or projected liability in respect of post-retirement or post-employment medical, death or life insurance, welfare benefits for retired, current or former employees, except as required to avoid excise tax under Section 4980B of the Code.

               (j) Except as disclosed on Schedule 4.17(j), there is no litigation, administrative or arbitration proceeding or other dispute pending or threatened that involves any Employee Plan or Benefit Arrangement which could reasonably be expected to result in a liability to the McCall Group or SEACOR.

               (k) Except as disclosed on Schedule 4.17(k), no employee or former employee of any member of the McCall Group will become entitled to any bonus, employee advance, retirement, severance, job security or similar benefit or enhanced benefit (including acceleration of an award, vesting or exercise of an incentive award) or any fee or payment of any kind solely as a result of any of the transactions contemplated hereby and no such disclosed payment constitutes a parachute payment described in Section 280G of the Code.

               (l) Except as disclosed in Schedule 4.17(l), no Employee Plan provides health, medical, death or survivor benefits to any stockholders or directors who are not employees.

          Section 4.18.  Tax Matters.  Each of the following is true with
                         -----------
     respect to each member of the McCall Group to the extent applicable to such member:

               (a) All Returns have been, or will be, timely filed by (or on behalf of) each member of the McCall Group in accordance with all applicable laws; all Taxes that are due, or claimed by any taxing authority to be due from or with respect to each member of the McCall Group have been or will be timely paid by (or on behalf of) each member of the McCall Group; all Returns of (or including) each member of the McCall Group have been properly completed in compliance with all applicable laws and regulations and are true, complete and correct in all material respects and such Returns are not subject to penalties under Section 6662 of the Code (or any corresponding provision of state, local or foreign tax law). With respect to any period for which Returns have not yet been filed, or for which Taxes are not yet due or owing, each member of the McCall Group, as the case may be, has made due and sufficient current accruals for such Taxes as reflected on its books (including, without limitation, the McCall Latest Balance Sheet);

               (b) There are no outstanding agreements, consents, waivers or arrangements extending the statutory period of limitation applicable (A) to file any Return or (B) for assessment or collection of any Taxes due from or with respect to any member of the McCall Group for any period prior to the date hereof, and no member of the McCall Group has been requested to enter into any such agreement, consent, waiver or arrangement;

               (c) There are no Liens with respect to Taxes (other than for current Taxes not yet due and payable) upon any of the assets of any member of the McCall Group;

               (d) All material elections with respect to Taxes affecting any member of the McCall Group are set forth in Schedule 4.18(d);

               (e) All Taxes that any member of the McCall Group is required by law to withhold or collect (including Taxes required to be withheld and collected from employee wages, salaries and other compensation) have been duly withheld or collected, and have been timely paid over to the appropriate governmental authorities;

               (f) The United States federal income tax Returns of (or including) each member of the McCall Group have been examined by the IRS or the periods covered by such Returns have been closed by applicable statute of limitations, for all periods through September 30, 1992 in the case of McCall Boat Rentals, Inc., and December 31, 1992 for the rest of the McCall Group. The state, local and foreign Returns of (or including) each member of the McCall Group have been examined by the relevant taxing authorities, or the periods covered by such Returns have been closed by applicable statute of limitations, for all periods through September 30, 1992 in the case of McCall Boat Rentals, Inc., and December 31, 1992 for the rest of the McCall Group. All deficiencies claimed, proposed or asserted or assessments made as a result of such examinations or any other examinations of any member of the McCall Group have been fully paid or fully settled, and no issue has been raised by any federal, state, local or foreign taxing authority in any such examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period. Schedule 4.18(f) sets forth each state and foreign jurisdiction in which any member of the McCall Group has, in the last three years, filed a Return.

               (g) No Tax audits or other administrative proceedings are pending with regard to any Taxes for which any member of the McCall Group may be liable and no member of the McCall Group has received any notice from any taxing authority that it intends to conduct such an audit or commence such an administrative proceeding.

               (h) No claim has been made by a taxing authority in a jurisdiction where any member of the McCall Group does not file Returns that such member of the McCall Group is or may be subject to taxation by that jurisdiction.

               (i) No member of the McCall Group is a party to any agreement, contract, arrangement or plan that would result, separately or in the aggregate, in the payment of any "parachute payments" within the meaning of Code Section 280G (or any comparable provision of state or local law);

               (j) No member of the McCall Group has agreed, nor is it required, to make any adjustment under Code Section 481(a) (or any comparable provision of state or local law) by reason of a change in any accounting method or otherwise, and there is no application pending with any taxing authority requesting permission for any changes in any accounting method of any member of the McCall Group. Neither the IRS nor any comparable taxing authority has proposed to any member of the McCall Group in writing or, to the Knowledge of McCall, otherwise proposed any such adjustment or change in accounting method.

               (k) No member of the McCall Group has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income tax law) apply to any disposition of any asset owned by it;

               (l) None of the assets of any member of the McCall Group is property that such company is required to treat as being owned by any other person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately prior to the Tax Reform Act of 1986;

               (m) None of the assets of any member of the McCall Group directly or indirectly secures any debt, the interest on which is tax exempt under Section 103(a) of the Code;

               (n)  None of the assets of any member of the McCall Group
     (i) is subject to Section 168(g)(i)(A) of the Code or (ii) constitutes "tax-exempt use property" within the meaning of Section 168(h) of the Code;

               (o) No member of the McCall Group has made a deemed dividend election under Section 1.1502- 32(f)(2) of the Treasury Regulations or a consent dividend election under Section 565 of the Code;

               (p) No member of the McCall Group has ever been a member of an affiliated group of corporations filing a consolidated combined or unitary Return other than a group of which McCall is the parent corporation; and

               (q) No member of the McCall Group is (or has ever been) a party to any tax sharing agreement nor has any such member assumed the tax liability of any other person under contract.

          Section 4.19.  Litigation.  Except as disclosed on Schedule 4.19,
                         ----------
     there are no actions, suits, proceedings, arbitrations or investigations pending or, to the Knowledge of McCall, threatened before any court, any governmental agency or instrumentality or any arbitration panel, against or affecting any member of the McCall Group or, to the Knowledge of McCall, any of the directors or officers of the foregoing. To the Knowledge of McCall, no facts or circumstances exist that would be likely to result in the filing of any such action that would have a Material Adverse Effect on the McCall Group. Except as disclosed on Schedule 4.19, no member of the McCall Group is subject to any currently pending judgment, order or decree entered in any lawsuit or proceeding. All matters listed on Schedule 4.19 are either adequately covered by insurance or accounted for through the establishment of reasonable reserves on McCall's Latest Balance Sheet.

          Section 4.20.  Insurance.  (a)  Schedule 4.20(a) contains a list
                         ---------
     of the insurance policies that each member of the McCall Group currently maintains with respect to its business, vessels, properties and employees as of the date hereof, each of which is in full force and effect and a complete and correct copy of each has been delivered to SEACOR. All insurance premiums currently due with respect to such policies have been paid and no member of the McCall Group is otherwise in default with respect to any such policy, nor has any member of the McCall Group failed to give any notice or, to the Knowledge of McCall, present any claim under any such policy in a due and timely manner. There are no outstanding unpaid claims under any such policy other than any pending claims under any of McCall's marine insurance policies, the amount of which claims have been recorded as a receivable and all of which are fully collectible. No member of the McCall Group has received notice of cancellation or non-renewal of any such policy. Such policies are sufficient for compliance with all requirements of law and all agreements to which any member of the McCall Group is a party.

               (b) Except as disclosed on Schedule 4.20(b), no member of the McCall Group is or has ever been a member of any protection or indemnity club.

          Section 4.21.  Environmental Compliance.  (a)  Except as set
                         ------------------------
     forth on Schedule 4.21(a), each member of the McCall Group is and, to the Knowledge of McCall, at all times in the past has been in compliance with all Environmental Laws and each member of the McCall Group possesses all necessary licenses, permits, authorizations, and other approvals and authorizations that are required under the Environmental Laws ("Environmental Permits").

               (b) Except as set forth on Schedule 4.21(b), no member of the McCall Group is, nor has been, subject to any pending or, to the Knowledge of McCall, threatened investigations, administrative or judicial proceedings pursuant to, or has received any notice of any violation of, or claim alleging liability under, any Environmental Laws, and, to the Knowledge of McCall, no facts or circumstances exist that would be likely to result in a claim, citation or allegation against any member of the McCall Group for a violation of, or alleging liability under, any Environmental Laws.

               (c) Except as set forth on Schedule 4.21(c), there are no above ground or underground tanks of any type (including tanks storing gasoline, diesel fuel, oil or other petroleum products) or disposal sites for hazardous substances, hazardous wastes or any other waste, located on or under the real estate currently owned, leased or used by any member of the McCall Group and, to the Knowledge of McCall, there were no such disposal sites located on or under the real estate previously owned, leased or used by any member of the McCall Group on the date of the sale thereof by any member of the McCall Group or during the period of lease for use by any member of the McCall Group.

               (d) Except in the ordinary course of business or as listed on Schedule 4.21(d), and in all cases in compliance with Environmental Laws, no member of the McCall Group has engaged any third party to handle, transport or dispose of Hazardous Substances (including for this purpose but not limited to, gasoline, diesel fuel, oil or other petroleum products, or bilge waste) on its behalf. The disposal by each member of the McCall Group of its hazardous substances and wastes has been in compliance with all Environmental Laws.

               (e) To the Knowledge of McCall, no asbestos or asbestos containing materials have been used in the construction, repair, fitting out or retrofitting of any of the McCall Vessels.

          Section 4.22.  Compliance With Law; Permits.  Except with respect
                         ----------------------------
     to Environmental Laws, which is the subject of Section 4.21, the following statements are true and correct:

               (a) The operations and activities of each member of the McCall Group complies with all applicable laws, regulations, ordinances, rules or orders of any federal, state or local court or any governmental authority except for any violation or failure to comply that could not reasonably be expected to result in a Material Adverse Effect on the McCall Group.

               (b) Each member of the McCall Group possesses all governmental licenses, permits and other governmental authorizations that are (i) required under all federal, state and local laws and regulations for the ownership, use and operation of its assets or (ii) otherwise necessary to permit the conduct of its business without interruption, and such licenses, permits and authorizations are in full force and effect and have been and are being fully complied with by it except for any violation or failure to comply that could not reasonably be expected to result in a Material Adverse Effect on the McCall Group. No member of the McCall Group has received any notice of any violation of any of the terms or conditions of any such license, permit or authorization and, to the Knowledge of McCall, no facts or circumstances exist that could form the basis of a revocation, claim, citation or allegation against it for a violation of any such license, permit or authorization. No such license, permit or authorization or any renewal thereof will be terminated, revoked, suspended, modified or limited in any respect as a result of the transactions contemplated by this Agreement except for any violation or failure to comply that could not reasonably be expected to result in a Material Adverse Effect on the McCall Group.

          Section 4.23.  Interests in Clients, Suppliers, Etc.  Except as
                         ------------------------------------
     set forth on Schedule 4.23, no officer or director of any member of the McCall Group possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any corporation or business organization that is a supplier, customer, lessor, lessee, or competitor or potential competitor of the McCall Group or that has entered into any contract with any member of the McCall Group. Ownership of less than 1% of any class of securities of a company whose securities are registered under the Exchange Act will not be deemed to be a financial interest for purposes of this Section 4.23.

          Section 4.24.  Transactions With Related Parties.  (a)  Schedule
                         ---------------------------------
     4.24(a) lists all transactions between January 1, 1993 and the date of this Agreement involving, or for the benefit of, any member of the McCall Group, on the one hand, and any director or officer of any member of the McCall Group or Affiliate of such director or officer, on the other hand, including (i) any debtor or creditor relationship,
     (ii) any transfer or lease of real or personal property or charter or management of any McCall Vessel, and (iii) purchases or sales of products or services.

               (b) Schedule 4.24(b) lists (i) all agreements and claims of any nature that any officer or director of any member of the McCall Group or any Affiliate (other than another member of the McCall Group) of such officer or director has with or against any member of the McCall Group as of the date of this Agreement that are not identified on the McCall Latest Balance Sheet or the notes thereto and (ii) all agreements and claims of any nature that any member of the McCall Group has with or against any officer or director of any member of the McCall Group or any Affiliate (other than another member of the McCall Group) of such officer or director as of the date of this Agreement that are not identified on the McCall Latest Balance Sheet or the notes thereto.

          Section 4.25.  Broker's and Finder's Fee.  No agent, broker,
                         -------------------------
     person or firm acting on behalf of any member of the McCall Group is or will be entitled to any commission or broker's or finder's fee from any of the parties hereto, or from any Affiliate of the parties hereto, in connection with any of the transactions contemplated herein.

          Section 4.26.  Disclosure.  No representations or warranties by
                         ----------
     McCall in this Agreement and no statement contained in the schedules or exhibits or in any certificate to be delivered pursuant to this Agreement, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

          Section 4.27.  Intellectual Property.  (a) Schedule 4.27 contains
                         ---------------------
     a list of any trademarks, service marks, trade names, copyrights and patents (and any application for the registration thereof), owned or licensed by a member of the McCall Group, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of each Intellectual Property Right licensed by a member of the McCall Group; (iii) the expiration or termination date of each third party license; and (iv) any third Person to whom any Intellectual Property Right owned by a member of the McCall Group is licensed. All of the Intellectual Property Rights owned by any member of the McCall Group are owned by such member free and clear of Liens. All third party licenses are valid, enforceable and in full force and effect, and the interests of any member of the McCall Group under such third party licenses are held free and clear of any Liens. No member of the McCall Group has any obligation to make any royalty or other payment to any Person in connection with the use of or right to use any Intellectual Property Right. The making, using or selling of products or services incorporating the subject matter of any Intellectual Property Rights of any member of the McCall Group does not infringe, violate or conflict with any Intellectual Property Rights of any other Person.

               (b) To the Knowledge of McCall, the use by any member of the McCall Group of the name "McCall" or any variant or derivative thereof used by any member of the McCall Group on the date hereof does not violate or infringe any Intellectual Property Right of any Person.

                                   ARTICLE 5.
                REPRESENTATIONS AND WARRANTIES OF SEACOR AND SUB


          SEACOR and Sub represent and warrant to McCall as follows:

          Section 5.1.   Organization and Citizenship.  (a)  SEACOR and Sub
                         ----------------------------
     are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and Louisiana, respectively, and have all corporate power and authority to carry on their businesses as now being conducted and to own, lease and operate their properties. Each other member of the SEACOR Affiliated Group is duly organized under the laws of the state or foreign nation of its organization and has all the requisite power and authority under the laws of such jurisdiction to carry on its business as now being conducted and to own its properties. Each member of the SEACOR Affiliated Group is duly qualified to do business and is in good standing in each state and foreign jurisdiction in which the character or location of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on SEACOR.

               (b) Each of SEACOR and Sub is a citizen of the United States within the meaning of Section 2 of the Shipping Act, 1916, as amended for the purposes of owning and operating vessels in the U.S. coastwise trade.

          Section 5.2.   Capitalization.  (a)  The authorized capital stock
                         --------------
     of SEACOR consists exclusively of 20,000,000 shares of common stock, $.01 par value per share, of which 8,513,825 shares were issued and outstanding and 55,768 shares were held in its treasury as of May 28, 1996. All of such issued and outstanding shares have been validly issued, are fully paid and nonassessable and were issued free of preemptive rights, in compliance with any rights of first refusal, and in compliance with all legal requirements.

               (b) The authorized capital stock of Sub consists of 100 shares of Common Stock, $.01 par value per share, of which 100 shares are issued and outstanding and owned by SEACOR and no shares are held in its treasury as of the date hereof. All of such issued and outstanding shares have been validly issued, are fully paid and nonassessable and were issued free of pre-emptive rights, in compliance with any rights of first refusal, and in compliance with all legal requirements.

          Section 5.3.   Authority; Enforceable Agreements.  (a)  SEACOR
                         ---------------------------------
     and Sub each has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by SEACOR and Sub and the consummation by SEACOR and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of SEACOR and Sub.

               (b) This Agreement has been duly executed and delivered by SEACOR and Sub, and (assuming due execution and delivery by the other parties hereto) constitutes a valid and binding obligation of SEACOR and Sub, enforceable against SEACOR and Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally. The other agreements entered, or to be entered, into by SEACOR and Sub in connection with this Agreement have been, or will be, duly executed and delivered by SEACOR and Sub and (assuming due execution and delivery by the other parties thereto) constitute, or will constitute, valid and binding obligations of SEACOR and Sub, enforceable against SEACOR and Sub in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

          Section 5.4.   No Conflicts or Consents.  (a)  Neither the
                         ------------------------
     execution, delivery nor performance of this Agreement by SEACOR or Sub nor the consummation of the transactions contemplated hereby will (i) violate, conflict with, or result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, or accelerate the performance required by, or result in the creation of any adverse claim against any of the properties or assets of any member of the SEACOR Affiliated Group under (A) the certificates of incorporation, by-laws or other organizational documents of any member of the SEACOR Affiliated Group or (B) any note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to which any member of the SEACOR Affiliated Group is a party, or by which any of its assets are bound, or (ii) subject to obtaining clearance under the HSR Act, violate any order, writ, injunction, decree, judgment, statute, rule or regulation of any governmental body to which any member of the SEACOR Affiliated Group is subject or by which any of its assets are bound.

               (b) No consent, approval, order, permit or authorization of, or registration, declaration or filing with, any Person or of any government or any agency or political subdivision thereof is required for the execution, delivery and performance by SEACOR or Sub of this Agreement and the covenants and transactions contemplated hereby or for the execution, delivery and performance by SEACOR or Sub of any other agreements entered, or to be entered, into by SEACOR or Sub in connection with this Agreement, except for (i) the filing of the HSR Report by SEACOR under the HSR Act and the early termination or expiration of applicable waiting periods thereunder, (ii) the filing of the Registration Statement on Form S-3 with the SEC, any filings, consents or approvals in connection therewith and the declaration of effectiveness thereof by the SEC as contemplated by the Investment and Registration Rights Agreement and (iii) the filing of the Certificate of Merger as provided in Section 2.1(b) hereof.

          Section 5.5.   Corporate Documents.  SEACOR has delivered to
                         -------------------
     McCall true and complete copies of its certificate of incorporation and by-laws, as amended or restated through the date of this Agreement.

          Section 5.6.   SEC Documents; Financial Statements; Liabilities.
                         ------------------------------------------------
     (a) SEACOR has filed all required reports, schedules, forms, statements and other documents with the SEC since December 31, 1993 (the "SEACOR SEC Documents"). As of their respective dates, the SEACOR SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEACOR SEC Documents, and none of the SEACOR SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

               (b) The SEACOR Financial Statements included in the SEACOR SEC Documents have been prepared in accordance with GAAP applied on a basis consistent with prior periods, and present fairly the financial position of SEACOR and its subsidiaries at the dates of the balance sheets included therein and the results of operations and cash flows for the periods then ended, except, in the case of the SEACOR Interim Financial Statements, as permitted by Rule 10-01 of Regulation S-X of the SEC. The SEACOR Interim Financial Statements reflect all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair statement of the results for the interim periods presented therein. No member of the SEACOR Affiliated Group has, nor are any of their respective assets subject to, any liability, commitment, debt or obligation (of any kind whatsoever whether absolute or contingent, accrued, fixed, known, unknown, matured or unmatured), except (i) as and to the extent reflected on the SEACOR Latest Balance Sheet, (ii) as may have been incurred or may have arisen since the date of the SEACOR Latest Balance Sheet in the ordinary course of business and that are not material individually or in the aggregate or (iii) as permitted by this Agreement.

          Section 5.7.   Absence of Certain Changes or Events.  Since the
                         ------------------------------------
     date of the SEACOR Latest Balance Sheet, each member of the SEACOR Affiliated Group has conducted its business only in the ordinary course, and has not:

               (a) amended its certificate of incorporation, by-laws or similar organizational documents;

               (b) merged or consolidated with another Person (other than a subsidiary) or acquired or agreed to acquire any Person, or sold, leased, transferred or otherwise disposed of any material portion of its assets except for fair value in the ordinary course of business;

               (c) suffered any damage, destruction or loss (whether or not covered by insurance) which has had or could reasonably be expected to have a Material Adverse Effect on the SEACOR Affiliated Group; or

               (d) declared or paid any dividend or made any distribution with respect to any of its equity interests, or redeemed, purchased or otherwise acquired any of its equity interests, or issued, sold or granted any equity interests or any option, warrant or other right to purchase or acquire any such interest or effected any split or reclassification thereof other than (i) grants of stock options or restricted stock and issuances of shares of SEACOR Common Stock upon the exercise of stock options or conversion of any outstanding convertible securities, (ii) the acceptance by SEACOR of any shares in consideration of the exercise of any stock options or in satisfaction of any tax or tax withholding obligations of the holders of such options, and (iii) payments within the SEACOR Affiliated Group by entities other than SEACOR as part of its cash management program; or

               (e) agreed, whether or not in writing, to do any of the foregoing.

          Section 5.8.   Contracts.  Each Contract which any member of the
                         ---------
     SEACOR Affiliated Group is a party that would be required to be filed as an exhibit to a report, schedule, form, statement or other document filed by SEACOR with the SEC (each a "Material Contract") has been so filed and, except as set forth on Schedule 5.8, between the date of the filing of its most recent Quarterly Report on Form 10-Q and the date of this Agreement, SEACOR has not entered into any Material Contract other than this Agreement. No member of the SEACOR Affiliated Group has breached, nor is there any pending or, to the Knowledge of SEACOR, threatened, claim that it has breached, any of the terms or conditions of any of its Material Contracts, and to the Knowledge of SEACOR, no other parties to any such Material Contract have breached any of its terms or conditions.

          Section 5.9.   Litigation.  Except as disclosed in a SEACOR SEC
                         ----------
     Document or listed on Schedule 5.9, there are no actions, suits, proceedings, arbitrations or investigations pending or, to the Knowledge of SEACOR, threatened, before any court, any governmental agency or instrumentality or any arbitration panel, against or affecting any member of the SEACOR Affiliated Group or, to the Knowledge of SEACOR, any of the directors or officers of the foregoing, that would have a Material Adverse Effect on SEACOR. To the Knowledge of SEACOR, no facts or circumstances exist that would be likely to result in the filing of any such action. No member of the SEACOR Affiliated Group is subject to any currently pending judgment, order or decree entered in any lawsuit or proceeding.

          Section 5.10.  Legality of SEACOR Common Stock.  The SEACOR
                         -------------------------------
     Common Stock to be issued in connection with the Merger, when issued and delivered in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and non-assessable, and free of pre-emptive rights.

          Section 5.11.  Broker's and Finder's Fee.  No agent, broker,
                         -------------------------
     Person or firm acting on behalf of SEACOR is or will be entitled to any commission or broker's or finder's fee from any of the parties hereto, or from any Affiliate of the parties hereto, in connection with any of the transactions contemplated herein.

                                   ARTICLE 6.
                              PRE-CLOSING COVENANTS

          Section 6.1.   Hart-Scott-Rodino; Cooperation and Best Efforts.
                         -----------------------------------------------
     (a) McCall and SEACOR shall cooperate in good faith and take all actions reasonably necessary or appropriate to file, and expeditiously and diligently prosecute to a favorable conclusion, the HSR Reports required to be filed by each of them in connection herewith with the Federal Trade Commission (the "FTC") and the Department of Justice (the "DOJ") pursuant to the HSR Act; provided that SEACOR shall not be required to accept any conditions that may be imposed by the FTC or the DOJ in connection with such filings that would require the divestiture of any SEACOR or McCall assets or otherwise have a Material Adverse Effect on SEACOR or McCall.

               (b) Each party shall cooperate with the other and use its best efforts to (i) receive all necessary and appropriate consents of third parties to the transactions contemplated hereunder, (ii) satisfy all requirements prescribed by law for, and all conditions set forth in this Agreement to, the consummation of the Merger, and (iii) effect the Merger in accordance with this Agreement at the earliest practicable date.

          Section 6.2.   Conduct of Business By Both Parties Prior to the
                         ------------------------------------------------
     Closing Date.  During the period from the date of this Agreement to
     ------------
     the Effective Time, McCall and SEACOR shall each use its best efforts to preserve the goodwill of suppliers, customers and others having business relations with it and to do nothing knowingly to impair its ability to keep and preserve its business as it exists on the date of this Agreement. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time of the Merger each of McCall and SEACOR shall not, without the prior written consent of the other:

               (a) declare, set aside, increase or pay any dividend (including any stock dividends), or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase, or otherwise acquire, any shares of its capital stock or authorize the creation or issuance of, or issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable for its capital stock or effect any stock split or reverse stock split or other recapitalization, except
     (i) grants of stock options or restricted stock and the issuance of shares of SEACOR Common Stock upon the exercise of stock options or conversion of any outstanding convertible security; (ii) the acceptance by SEACOR of any shares in consideration of the exercise of any stock options or in satisfaction of any tax or tax withholding obligations of the holders of such options, and (iii) payments within the SEACOR Affiliated Group by entities other than SEACOR as part of its cash management program;

               (b) amend its certificate of incorporation or by-laws, or adopt or amend any resolution or agreement concerning indemnification of its directors, officers, employees or agents;

               (c) pledge or otherwise encumber any shares of its capital stock, any other voting securities and any securities convertible into, or any rights, warrants or options to acquire, any such shares, or any other voting securities or convertible securities;

               (d) commit or omit to do any act which act or omission would cause a breach of any covenant contained in this Agreement or would cause any representation or warranty contained in this Agreement to become untrue, as if each such representation and warranty were continuously made from and after the date hereof to the Effective Time;

               (e) violate any applicable law, statute, rule, governmental regulation or order that would have a Material Adverse Effect on such party;

               (f) fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed;

               (g) take any action that would prevent the accounting for the business combination to be effected by the Merger as a pooling-of-interests; or

               (h) authorize any of, or agree or commit to do any of, the foregoing actions.

          Section 6.3.   Conduct of Business By McCall Prior to the Closing
                         --------------------------------------------------
     Date.  During the period from the date of this Agreement to the
     ----
     Effective Time, in addition to its other covenants set forth in
     Section 6.2, each member of the McCall Group shall use its best efforts to preserve the possession and control of all of its assets other than those permitted to be disposed of pursuant to the terms of this Agreement, shall conduct its business only in the ordinary course consistent with past practice, and, except as otherwise provided herein, shall not, without the prior written consent of SEACOR:

               (a) except as contemplated by Section 4.17, enter into or modify any employment, compensation, severance or similar agreement or arrangement with any director or employee, or grant any increase in the rate of wages, salaries, bonuses, employee advances or other compensation or benefits of any executive officer or other employee, other than any such increase that is both in the ordinary course of business consistent with past practice and in an amount such that, after giving effect thereto, aggregate employee compensation expense (considered on an annualized basis) does not exceed 105% of the aggregate employee compensation expense for the fiscal year ending December 31, 1995;

               (b)  enter into any new line of business;

               (c) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a material portion of the assets of, or by any other manner, any business or any Person or (ii) any assets that are material, individually or in the aggregate, to the McCall Group, except purchases of materials, equipment and supplies in the ordinary course of business consistent with past practice;

               (d) except as disclosed on Schedule 6.3(d), sell or otherwise dispose of any McCall Vessel and, except for dispositions made in the ordinary course of business and consistent with past practices, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its other properties or assets;

               (e) except as disclosed on Schedule 6.3(e), (i) incur any indebtedness for borrowed money; or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of such party or any of its subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person;

               (f) except as disclosed on Schedule 6.3(f), make or agree to make any new capital expenditures other than those made in the ordinary course of business and consistent with past practices, but in no event to exceed in the aggregate $50,000;

               (g) place or suffer to exist on any of its assets or properties any Lien, other than Liens listed on Schedules 4.11(a) or 4.13(a) and Permitted Liens, provided that the obligations collateralized by such Permitted Liens are not delinquent or are being contested in good faith and in no event shall the contested obligations, individually or in the aggregate, collateralized by such Permitted Liens exceed $50,000, in the aggregate, or forgive any material indebtedness owing to it or any claims which it may have possessed, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

               (h) depart from any normal drydock and maintenance practices or discontinue replacement of spares in operating its fleet;

               (i)  defer any scheduled maintenance on any McCall Vessels;

               (j) enter into any charter for its vessels which have a term of longer than 60 days at a fixed rate;

               (k) authorize any of, or agree or commit to do any of, the foregoing actions; or

               (l) fail to maintain, renew or assist SEACOR in obtaining all necessary Environmental Permits required for its business and vessels.

          Section 6.4.   Press Releases.  McCall and SEACOR will consult
                         --------------
     with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to any transactions described in this Agreement, including the Merger, and shall not issue any such press releases or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to a listing agreement with the NASDAQ Stock Market.

          Section 6.5.   Cooperation.  The McCall Group agrees to cooperate
                         -----------
     with SEACOR and to assist SEACOR in identifying the Environmental Permits required by SEACOR to operate the business from and after the Closing Date and will either, where permissible, transfer existing Environmental Permits of the McCall Group to SEACOR, or, where not permissible, assist SEACOR in obtaining new Environmental Permits for the Surviving Corporation.

          Section 6.6.   Access to Information and Confidentiality.  (a)
                         -----------------------------------------
     Prior to the Closing Date, each of McCall and SEACOR shall afford to the other party and the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours to their respective premises, books and records and will furnish to the other party (i) a copy of each report, schedule, registration statement and other documents filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) such other information with respect to its business and properties as such other party reasonably requests.

               (b) Prior to the Closing, McCall will comply, and shall cause the other members of the McCall Group to comply, with the obligations of the Companies relating to SEACOR's due diligence investigation set forth in paragraph 10 of the term sheet incorporated by reference into a letter agreement dated April 18, 1996 among SEACOR, McCall and certain other parties.

               (c) Each of McCall and SEACOR will, and will cause its officers, directors, employees, agents and representatives to, (i) hold in confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all nonpublic information concerning the other party furnished in connection with the transactions contemplated by this Agreement until such time as such information becomes publicly available (otherwise than through the wrongful act of such person),
     (ii) not release or disclose such information to any other person, except in connection with this Agreement to its auditors, attorneys, financial advisors, other consultants and advisors and (iii) not use such information for any competitive or other purpose other than with respect to its consideration and evaluation of the transactions contemplated by this

     Agreement. In the event of termination of this Agreement for any reason, McCall and SEACOR will promptly return or destroy all documents containing nonpublic information so obtained from the other party and any copies made of such documents and any summaries, analyses or compilations made therefrom.

          Section 6.7.   Consultation and Reporting.  During the period
                         --------------------------
     from the date of this Agreement to the Closing Date, McCall will, subject to any applicable legal or contractual restrictions, confer on a regular and frequent basis with SEACOR to report material operational matters and to report on the general status of ongoing operations. Each of McCall and SEACOR will notify the other of any unexpected emergency or other change in the normal course of its business or in the operation of its properties and of any governmental complaints, investigations, adjudicatory proceedings, or hearings (or communications indicating that the same may be contemplated) and will keep the other fully informed of such events and permit its representatives prompt access to all materials prepared by or on behalf of such party or served on them, in connection therewith.

          Section 6.8.   Update Schedules.  Each party hereto will promptly
                         ----------------
     disclose to the other any information contained in its representations and warranties and on the related schedules that is incomplete or no longer correct; provided, however, that none of such disclosures will
                     --------  -------
     be deemed to modify, amend or supplement the representations and warranties of such party, unless the other party consents to such modification, amendment or supplement in writing.

          Section 6.9.   Notification.  McCall shall notify SEACOR of any
                         ------------
     vessel that will be drydocked prior to Closing and of any insurable or noninsurable loss prior to Closing.

                                   ARTICLE 7.
                               CLOSING CONDITIONS

          Section 7.1.   Condition Applicable to All Parties.  The
                         -----------------------------------
     obligations of each of the parties hereto to effect the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or waiver of the condition that no action, suit or proceeding before any court or governmental or regulatory authority will be pending, no investigation by any governmental or regulatory authority will have been commenced, and no action, suit or proceeding by any governmental or regulatory authority will have been threatened, against McCall or SEACOR or any of the principals, officers or directors of either of them, seeking to restrain, prevent or change the transactions contemplated hereby or questioning the legality or validity of any such transactions or seeking substantial damages in connection with any such transactions.

          Section 7.2.   Conditions to SEACOR's Obligations.  The
                         ----------------------------------
     obligations of SEACOR to effect the Merger and the other transactions contemplated by this Agreement are also subject to the satisfaction or waiver of the following conditions at or prior to the Closing:

               (a) (i) The representations and warranties of McCall in this Agreement or in any certificate delivered to SEACOR pursuant hereto as of the date hereof will be deemed to have been made again at and as of the Closing Date (without regard to any Schedule updates furnished by McCall after the date hereof unless consented to by SEACOR) and will then be true and correct in all material respects, and (ii) McCall will have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by McCall prior to or on the Closing Date, except to the extent any such representation or warranty or performance or compliance, as the case may be, is qualified by materiality or by reference to the term "Material Adverse Effect", in which case such representation or warranty or performance or compliance shall be true and correct in all respects.

               (b) There shall not have occurred any event or circumstance that shall have resulted in or is reasonably likely to result in a Material Adverse Effect with respect to the McCall Group from the date of the McCall Latest Balance Sheet to the Closing Date.

               (c) All waiting periods applicable to the Merger under the HSR Act shall have been terminated or shall have expired and no condition shall have been imposed on McCall or SEACOR to obtain such termination that would require the divestiture of any of either of such party's assets or otherwise have a Material Adverse Effect on such party.

               (d) All governmental and other material third-party consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement, including, but not limited to, the transfer or obtaining of all material permits, or to permit the continued operation of the business of the McCall Group in substantially the same manner after the Closing Date as immediately prior to the Closing Date and otherwise consistent with the provisions of this Agreement, shall have been received.

               (e) The receipt by SEACOR of a certificate executed by the Chief Executive Officer or Chief Financial Officer of McCall dated the Closing Date, certifying that the conditions specified in Section 7.2(a) and (b) hereof have been fulfilled.

               (f) McCall will have delivered to SEACOR, each dated as of a date not earlier than five days prior to the Closing Date, (i) copies of the certificates of incorporation or comparable documents of each member of the McCall Group, including all amendments thereto, certified by the appropriate government official of the jurisdiction of incorporation, (ii) to the extent issued by such jurisdiction, certificates from the appropriate governmental official to the effect that each member of the McCall Group is in good standing in such jurisdiction and listing all organizational documents of the members of the McCall Group on file, (iii) to the extent issued by such jurisdiction, a certificate from the appropriate governmental official in each jurisdiction in which each member of the McCall Group is qualified to do business to the effect that such member is in good standing in such jurisdiction and (iv) to the extent issued by such jurisdiction, certificates as to the tax status of each member of the McCall Group in its jurisdiction of organization and each jurisdiction in which such member is qualified to do business.

               (g) The receipt by SEACOR of a letter of its independent public accountants, Arthur Andersen LLP, to the effect that pooling-of-interests accounting for the Merger (under Accounting Principles Board Opinion No. 16) is appropriate, provided that the Merger is consummated in accordance with the terms and subject to the conditions of this Agreement.

               (h) SEACOR shall have received from Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., special counsel to McCall, and Stockwell, Sievert, Viccellio, Clements and Shaddock, L.L.P., counsel to McCall, opinions, dated as of the Closing Date, which, together, cover the matters set forth in Exhibit E.

               (i) Each of the McCall Stockholders shall have executed and delivered the Investment and Registration Rights Agreement, an Indemnification Agreement substantially in the form attached hereto as Exhibit F (the "Indemnification Agreement"), and an Escrow Agreement substantially in the form attached hereto as Exhibit G (the "Escrow Agreement").

               (j) Norman F. McCall shall have executed and delivered the Letter of Employment, in the form attached hereto as Exhibit H regarding the terms of his employment with the Surviving Corporation (the "Letter of Employment").

          Section 7.3.   Conditions to McCall's Obligations.  The
                         ----------------------------------
     obligations of McCall to effect the Merger and the other transactions contemplated by this Agreement are also subject to the satisfaction or waiver of the following conditions at or prior to the Closing:

               (a) (i) The representations and warranties of SEACOR in this Agreement or in any certificate delivered to McCall pursuant hereto as of the date hereof will be deemed to have been made again at and as of the Closing Date (without regard to any Schedule updates furnished by SEACOR after the date hereof unless consented to by McCall) and will then be true and correct in all material respects, and (ii) SEACOR will have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by SEACOR prior to or on the Closing Date, except to the extent any such representation or warranty or performance or compliance, as the case may be, is qualified by materiality or by reference to the term "Material Adverse Effect", in which case such representation or warranty or performance or compliance shall be true and correct in all respects.

               (b) There shall not have occurred any event or circumstance that shall have resulted in or is reasonably likely to result in a Material Adverse Effect with respect to the SEACOR Affiliated Group from the date of the SEACOR Latest Balance Sheet to the Closing Date; provided, however, that a decline in the price per share of SEACOR
     --------  -------

     Common Stock on the NASDAQ Stock Market shall not in and of itself constitute a Material Adverse Effect.

               (c) The waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

               (d) All governmental and other material consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

               (e) The receipt by McCall of a certificate executed by the Chief Executive Officer or Chief Financial Officer of SEACOR dated the Closing Date, certifying that the conditions specified in Section 7.3(a) and (b) hereof have been fulfilled.

               (f) SEACOR will have delivered to McCall, each dated as of a date not earlier than five days prior to the Closing Date, certificates from the appropriate governmental official to the effect that SEACOR and Sub are in good standing in their respective jurisdictions of incorporation and listing all charter documents of such Persons on file.

               (g) The receipt by McCall of an opinion from Weil, Gotshal & Manges LLP, counsel to SEACOR, and Lugenbuhl, Burke, Wheaton, Peck, Rankin & Hubbard, Louisiana counsel to SEACOR, which, together, cover the matters set forth in Exhibit I attached hereto.

               (h) SEACOR shall have executed and delivered the Letter of Employment, the Investment and Registration Rights Agreement, the Indemnification Agreement, and the Escrow Agreement.

          Section 7.4.   Waiver of Conditions.  Any condition to a party's
                         --------------------
     obligation to effect the Merger hereunder may be waived by that party in writing.

                                   ARTICLE 8.
                             POST-CLOSING COVENANTS

          Section 8.1.   Indemnification of Directors and Officers of
                         --------------------------------------------
     McCall.
     ------
               (a) From and after the Effective Time of the Merger, SEACOR agrees to indemnify and hold harmless, and to cause the Surviving Corporation to honor its separate indemnification obligations to, each person who is an officer or director of McCall (or a member of the McCall Group serving at the request of McCall) on the date of this Agreement or has served as such an officer or director at any time since January 1, 1993 (together with those persons discussed in the last sentence of this subsection, an "Indemnified

     Person") from and against all damages, liabilities, judgments and claims (and related expenses including, but not limited to reasonable attorneys' fees and amounts paid in settlement) based upon or arising from his or her capacity as an officer or director of McCall (or a member of the McCall Group serving at the request of McCall), to the same extent he or she would have been indemnified under the Certificate of Incorporation or By-laws of McCall or under Section 83 of the LBCL as such documents were in effect on the date of this Agreement.

               (b)  The rights to indemnification granted by this Section
     8.1 are subject to the following limitations: (i) the total aggregate indemnification to be provided by SEACOR and/or the Surviving Corporation pursuant to this Section 8.1 will not exceed, as to all of the Indemnified Persons described herein as a group, the dollar amount referred to in Clause (1) of the final sentence of Section 3.1(a), and SEACOR shall have no responsibility to any Indemnified Person for the manner in which such sum is allocated among that group (but the Indemnified Persons may seek reallocation among themselves); (ii) amounts otherwise required to be paid by SEACOR to an Indemnified Person pursuant to this Section 8.1 shall be reduced by any amounts that such Indemnified Person has recovered by virtue of the claim for which indemnification is sought and SEACOR shall be reimbursed for any amounts paid by SEACOR that such Indemnified Person subsequently recovers by virtue of such claim; (iii) no Indemnified Person shall be entitled to indemnification for any claim made or threatened prior to the Closing Date of which such Indemnified Person or McCall was aware but did not promptly disclose to SEACOR prior to the execution of this Agreement; (iv) any claim for indemnification pursuant to this Section
     8.1 must be submitted in writing to the Chief Executive Officer of SEACOR promptly upon such Indemnified Person becoming aware of such claim and, in no event, more than six years from the Effective Date, provided that any such failure to advise promptly has a prejudicial effect on SEACOR; (v) an Indemnified Person shall not settle any claim for which indemnification is provided herein without the prior written consent of SEACOR; and (vi) no indemnification is provided pursuant to this Section 8.1 in respect of any Losses (as defined in the Indemnification Agreement) to which SEACOR or any other indemnified party is entitled to indemnification under the Indemnification Agreement.

          Section 8.2.   Publication of Post-Merger Results.  SEACOR shall
                         ----------------------------------
     use its reasonable best efforts to cause financial results covering at least thirty days of post-Merger combined operations to be published as soon as practicable after the passage of such thirty day period.

          Section 8.3.   Employee Benefits.  Following the consummation of
                         -----------------
     the Merger, the SEACOR Affiliated Group shall arrange to make available to the employees of McCall the benefits listed on Schedules 4.17(a) and 4.17(b) in accordance with the terms of such benefit plans, policies or arrangements; provided, that this covenant shall not prohibit the SEACOR Affiliated Group from modifying or rescinding such benefits thereafter to the extent such modification or rescission is generally applicable to similarly situated SEACOR Affiliated Group employees. McCall employees will receive credit for their prior service with the

     McCall Group for purposes of eligibility, vesting and, without duplication, benefit accruals with respect to any SEACOR Affiliated Group plan in which they participate to the same extent such prior service was credited under similar benefit plans maintained by the McCall Group.


                                   ARTICLE 9.
                                   TERMINATION

          Section 9.1.   Termination.  This Agreement may be terminated and
                         -----------
     the Merger contemplated herein abandoned at any time before the Effective Time:

               (a) By the mutual consent of the Boards of Directors of McCall and SEACOR.

               (b) By the Board of Directors of either McCall or SEACOR if there has been a material breach by the other of any representation or warranty contained in this Agreement or of any covenant contained in this Agreement, which in either case cannot be, or has not been, cured within 15 days after written notice of such breach is given to the party committing such breach, provided that the right to effect such cure shall not extend beyond the date set forth in Section 9.1(c) below.

               (c)  By the Board of Directors of either McCall or SEACOR if
     (i) all conditions to Closing required by Article 7 hereof have not been met by or waived by November 20, 1996 (the "Termination Date"),
     (ii) any such condition cannot be met by such date and has not been waived by each party in whose favor such condition inures, or (iii) the Merger has not occurred by such date; provided, however, that
                                               --------  -------
     neither McCall nor SEACOR shall be entitled to terminate this Agreement pursuant to this subparagraph (c) if such party is in willful and material violation of any of its representations, warranties or covenants in this Agreement.

               (d) If any governmental authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable.

          Section 9.2.   Effect of Termination.  Upon termination of this
                         ---------------------
     Agreement pursuant to this Article 9, this Agreement shall be void and of no effect and shall result in no obligation of or liability to any party or their respective directors, officers, employees, agents or shareholders, unless such termination was the result of an intentional breach of any representation, warranty or covenant in this Agreement in which case the party who breached the representation, warranty or covenant shall be liable to the other party for damages, and all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement.



                                   ARTICLE 10.
                                  MISCELLANEOUS

          Section 10.1.  Notices.  All notices hereunder must be in writing
                         -------
     and will be deemed to have been duly given upon receipt of hand delivery; certified or registered mail; return receipt requested; or telecopy transmission with confirmation of receipt:

               (a)  If to SEACOR:

                    SEACOR Holdings, Inc.
                    1370 Avenue of the Americas
                    New York, New York 10019
                    Attention: Charles Fabrikant

                    with a copy to: Randall Blank

                    and to:

                    Weil Gotshal & Manges LLP
                    767 Fifth Avenue
                    New York, New York 10153
                    Attention: David E. Zeltner, Esq.

               (b)  If to McCall:

                    McCall's Boat Rentals, Inc.
                    432 Marshall Street
                    Cameron, Louisiana 70631
                    Attention: Norman F.  McCall

                    with a copy to:

                    Stockwell, Sievert, Viccellio, Clements & Shaddock, L.L.P. First National Bank Building
                    One Lakeside Plaza
                    P.O. Box 2900
                    Lake Charles, Louisiana 70602-2900
                    Attention: William E. Shaddock, Esq.

                    and to:

                    Jones, Walker, Waechter, Poitevent, Carrere
                     & Denegre L.L.P.
                    Place St. Charles
                    201 St. Charles Avenue
                    51st Floor
                    New Orleans, Louisiana 70170-5100
                    Attention: Carl C. Hanemann, Esq.
                    Telecopy No.: (504) 582-8398

     Such names and addresses may be changed by written notice to each person listed above.

          Section 10.2.  Governing Law.  This Agreement shall be governed
                         -------------
     by, construed and interpreted in accordance with the laws of the State of Louisiana, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          Section 10.3.  Counterparts.  This Agreement may be executed in
                         ------------
     counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

          Section 10.4.  Interpretation.  (a)  When a reference is made in
                         --------------
     this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          Section 10.5.  Entire Agreement; Severability.  (a)  This
                         ------------------------------
     Agreement, including the Exhibits and Schedules hereto, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the parties with respect to such subject matter.

               (b) If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, it is the parties' intention that such determination will not be held to affect the validity or enforceability of any other provision of this Agreement, which provisions will otherwise remain in full force and effect.

          Section 10.6.  Amendment and Modification.  This Agreement may be
                         --------------------------
     amended or modified only by written agreement of the parties hereto; provided, however, that there shall
     --------  -------
     be made no amendment that by law requires approval by the stockholders of a party hereto without the approval of such stockholders.

          Section 10.7.  Extension; Waiver.  At any time prior to the
                         -----------------
     Effective Time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach. Any waiver must be in writing.

          Section 10.8.  Binding Effect; Benefits.  This Agreement will
                         ------------------------
     inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto and their respective successors and assigns (and, to the extent provided in Section 8.1, the Indemnified Persons and their successors and assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          Section 10.9.  Assignability.  This Agreement is not assignable
                         -------------
     by any party hereto without the prior written consent of the other parties.

          Section 10.10.  Expenses.  Each of the parties hereto shall pay
                          --------
     all of its own expenses relating to the transactions contemplated by this Agreement, including without limitation the fees and expenses of its own financial, legal and tax advisors.

          Section 10.11.  Gender and Certain Definitions.  All words used
                          ------------------------------
     herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

          SEACOR HOLDINGS, INC.



          By:/s/ Milton Rose
             -----------------------
             Name: Milton Rose
             Title: Vice-President

          SEACOR ENTERPRISES, INC.



          By:/s/ Milton Rose
             -----------------------
             Name: Milton Rose
             Title: President

          MCCALL ENTERPRISES, INC.



          By:/s/ Norman McCall
             -----------------------
             Name: Norman McCall
             Title: President

     STATE OF LOUISIANA
     PARISH OF CALCASIEU

               On this 30th day of May, 1996, before me, a Notary Public in and for the State and County aforesaid, personally appeared
     Milton Rose, known by me to be the person of the above name and an officer of SEACOR Holdings, Inc. duly authorized to execute this Agreement and Plan of Merger on behalf of such corporation, who signed and executed the foregoing instrument on behalf of such corporation.
                                        /s/ Stewart Peck
                                        -----------------------------------
                                        Notary Public
                                        My Commission Expires: at death
                                                              -------------
     STATE OF LOUISIANA
     PARISH OF CALCASIEU

               On this 30th day of May, 1996, before me, a Notary Public in and for the State and County aforesaid, personally appeared
     Milton Rose, known by me to be the person of the above name and an officer of SEACOR Enterprises, Inc. duly authorized to execute this Agreement and Plan of Merger on behalf of such corporation, who signed and executed the foregoing instrument on behalf of such corporation.
                                        /s/ Stewart Peck
                                        -----------------------------------
                                        Notary Public
                                        My Commission Expires: at death
                                                              -------------
     STATE OF LOUISIANA
     PARISH OF CALCASIEU

               On this 30th day of May, 1996, before me, a Notary Public in and for the State and Parish aforesaid, personally appeared
     Norman McCall, known by me to be the person of the above name and an officer of McCall Enterprises, Inc. duly authorized to execute this Agreement and Plan of Merger on behalf of such corporation, who signed and executed the foregoing instrument on behalf of such corporation.
                                        /s/ Stewart Peck
                                        -----------------------------------
                                        Notary Public
                                        My Commission Is For Life

                                  CERTIFICATION

          I, Mary Liles, Assistant Secretary of SEACOR Enterprises, Inc., a Louisiana corporation, (the "Corporation"), hereby certify that the above and foregoing Agreement and Plan of Merger dated as of May 31, 1996, and the execution thereof by the officer designated on behalf of the corporation, was approved by Unanimous Written Consent of the Board of Directors of the Corporation dated May 31, 1996, and by all of the owners and holders of record of the issued and outstanding shares of stock of the Corporation by Unanimous Written Consent of Shareholders dated May 31, 1996, copies of which Unanimous Written Consents have been filed in the records of proceedings and minutes of the Board of Directors and shareholders of the Corporation.

          May 31, 1996

                                   /s/ Mary Liles
                                   -------------------------
                                   Assistant Secretary


          I, Joyce C. McCall, Secretary of McCall Enterprises, Inc., a Louisiana corporation, (the "Corporation"), hereby certify that the above and foregoing Agreement and Plan of Merger dated as of May 31, 1996, and the execution thereof by the officer designated on behalf of the corporation, was approved by Unanimous Written Consent of the Board of Directors of the Corporation dated May 31, 1996, and by all of the owners and holders of record of the issued and outstanding shares of stock of the Corporation by Unanimous Written Consent of Shareholders dated May 31, 1996, copies of which Unanimous Written Consents have been filed in the records of proceedings and minutes of the Board of Directors and shareholders of the Corporation.

          May 31, 1996

                                   /s/ Joyce C. McCall
                                   -------------------------
                                   Secretary